Exhibit 10.1
Execution Version

AGREEMENT AND PLAN OF MERGER

among

DARIOHEALTH CORP.,

WF MERGER SUB, INC.,

PSYINNOVATIONS, INC.,

and

JONATHAN WHITCHER AND BRIAN BRANSON,

solely in their capacity as HOLDERS’ REPRESENTATIVE

May 15, 2021

i

3.19	Certain Business Practices	53
3.20	Warranty Obligations; Company Product Matters	53
3.21	Brokers and Other Advisors	53
3.22	Full Disclosure	53
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	53
4.01	Organization	53
4.02	Authority; Non-Contravention	53
4.03	Governmental Approvals	54
4.04	SEC Documents	54
4.05	Shares of Common Stock	55
4.06	Availability of Funds	55
4.07	Broker and Advisors	55
4.08	Exclusivity of Company Representations	55
4.09	Reorganization Treatment	56
ARTICLE V	CERTAIN AGREEMENTS OF THE PARTIES	56
5.01	Conduct of the Business	56
5.02	Stockholder and Other Holder Approvals	59
5.03	Commercially Reasonable Efforts	59
5.04	Public Announcements	60
5.05	Access to Information	60
5.06	Confidentiality	60
5.07	Notification of Certain Matters	61
5.08	Tax Matters	61
5.09	Employee Matters and Company Plans	64
5.10	No Negotiations, Etc	65
5.11	Termination of the Company Option Plan	65
5.12	Absence of Certain Changes	65
5.13	Nasdaq Capital Markets Listing	66
5.14	Termination of Company Investor Rights	66
5.15	Indemnification of Officers and Directors of the Company	66
ARTICLE VI	CONDITIONS TO CLOSING	66
6.01	Conditions to Obligations of Parent and Merger Sub	67
6.02	Conditions to Obligation of the Company	69
ARTICLE VII	TERMINATION	70
7.01	Termination	70
7.02	Effect of Termination	71
ARTICLE VIII	SURVIVAL AND INDEMNIFICATION	71
8.01	Survival	71
8.02	Indemnification	72
8.03	Offset Right	74
8.04	Claims for Indemnification; Resolution of Conflicts	76
8.05	Holders’ Representative	80
ARTICLE IX	GENERAL PROVISIONS	82
9.01	Interpretation	82
9.02	Notices	83
9.03	Assignment and Succession	84
9.04	Amendment or Supplement	84
9.05	Waivers	85
9.06	Entire Agreement	85
9.07	No Third-Party Beneficiaries	85
9.08	Remedies Cumulative	85

ii

9.09	Specific Performance	85
9.10	Severability	86
9.11	Costs and Expenses	86
9.12	Time of Essence	86
9.13	Counterparts	86
9.14	Governing Law	86
9.15	Exclusive Jurisdiction; Venue; Service of Process	86
9.16	WAIVER OF JURY TRIAL	87

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and dated as of May 15, 2021 (the “Agreement Date”) by and among: (i) DarioHealth Corp., a Delaware corporation (“Parent”); (ii)  WF Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); (iii) PsyInnovations, Inc., a Delaware corporation (the “Company”); and (iv) Jonathan Whitcher and Brian Branson, solely in their capacity as the representative and agent of the Holders (together, the “Holders’ Representative”), but solely with respect to the provisions expressly applicable to the Holders’ Representative as set forth herein.  Each of Parent, Merger Sub, the Company, and the Holders’ Representative may be individually referred to herein as a “Party” and collectively referred to herein as the “Parties.” Capitalized terms used herein have the meanings ascribed thereto in ARTICLE I or elsewhere in this Agreement as identified in ARTICLE I.

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), whereupon consummation of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving company and a wholly owned subsidiary of Parent (as such, the “Surviving Company”);

WHEREAS, the respective board of directors of Parent, the Company, and Merger Sub have each approved, adopted, and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and upon the terms and subject to the conditions set forth herein;

WHEREAS, in connection with the transactions contemplated hereby, each option to acquire shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”) that is vested and outstanding (or any Promised Option) (each, a “Company Option”) immediately prior to the Closing (other than any Non-Accredited Option) shall be cancelled in exchange for a right to receive the consideration set forth herein;

WHEREAS, in connection with the transactions contemplated hereby, each warrant (a “Company Warrant”) to acquire shares of Company Stock that is outstanding immediately prior to the Closing shall be cancelled and no consideration shall be payable therefor;

WHEREAS, in connection with the transactions contemplated hereby, each Convertible Loan shall convert in accordance with its terms, or be deemed to convert in accordance with an applicable payoff letter, into shares of Company Common Stock, which shares shall be entitled to the right to receive (without interest) the consideration set forth herein;

WHEREAS, contemporaneously with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, Company Stockholders receiving not less than 75% of the Merger Consideration (including shares of Company Stock issuable upon exercise and/or conversion, as applicable, outstanding options, warrants, convertible loans, and other convertible instruments) shall have executed and delivered to Parent a support agreement substantially in the form attached as Exhibit A hereto (the “Support Agreement”), pursuant to which, among other things, such Company Stockholders agree to approve this Agreement, the

Merger, and the other transactions and arrangements contemplated hereby, and otherwise take certain actions in support thereof; and

WHEREAS, Parent, Merger Sub and the Company intend for federal income tax purposes that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the Treasury Regulations promulgated under the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.01Certain Definitions.  The following terms shall have the following meanings in this Agreement:

“Accredited Investor” means a Person that is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Action” means any claim, controversy, suit, action or cause of action, litigation, arbitration, investigation, opposition, interference, audit, hearing, demand, assessment, complaint, citation, proceeding, order or other legal proceeding (whether sounding in contract or tort or otherwise, whether civil, criminal, administrative or otherwise and whether brought at law or in equity or under arbitration or administrative regulation).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  For the avoidance of doubt, from and after the Closing Date, the Company shall be deemed not to be an Affiliate of the Holders.

“Anti-Kickback Statute” means the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder.

“Base Cash Amount” means $6,000,000.

“Base Purchase Price” means $25,000,000.

“Business” means the business of the Company and its Subsidiaries of developing and providing a platform for screening, providing, and referring digital behavioral and mental health services.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Israel or New York, New York are authorized or required by Law or order to remain closed.

“CERCLA” is defined within the definition of “Environmental Laws” below.

“Change in Control Payments” means (i) any bonus, severance or other payment that is created, accelerated, accrues or becomes payable by any Acquired Company to any present or former director, stockholder, Employee or Consultant, including pursuant to an employment agreement, Company Plan or any other Contract and (ii) without duplication of any other amounts included within the definition of Company Transaction Expenses, any other payment, expense, or fee that accrues or becomes payable by any Acquired Company to any Person under any Contract as a result of the consummation of the Transactions (including the Merger) or in connection with the execution and delivery of the Agreement or any other Transaction Agreement.

“Charter Documents” means, with respect to any entity, the certificate of incorporation and bylaws or similar organizational documents of such entity.

“Closing Cash” means the fair market value of all cash and cash equivalents held by the Company as of the Closing (before taking into account the consummation of the transactions contemplated hereby), determined in accordance with GAAP, excluding, to the extent applicable, (i) outstanding (uncleared) checks, drafts, wire transfers or deposits in transit, and other debits and credits in-process, (ii) restricted balances, (iii) amounts held in escrow, (iv) amounts held in banks outside of the United States in accounts that cannot be readily expatriated due to foreign exchange controls or other applicable Laws, (v) the proceeds of any casualty loss with respect to any asset held or owned by the Company (to the extent that any such asset has not been repaired or replaced or the liability for the repair or replacement of such asset has not been paid or accrued as a current liability), and (vi) cash received with respect to unperformed work or installations and reflected as deferred revenues on the Estimated Balance Sheet.

“Closing Cash Consideration” means the result of (i) the Base Cash Amount, minus (ii) the estimated Company Transaction Expenses, plus (iii) the Estimated Closing Cash, minus (iv) the Estimated Closing Company Debt, minus (v) the Expense Fund Amount, minus (vi) the Hold-Back Cash Amount.

“Closing Company Debt” means any Company Debt, including any interest accrued thereon and prepayment or similar penalties and expenses, as of the Closing.

“Closing Merger Consideration” means the sum of (i) the Closing Cash Consideration plus (ii) the Closing Stock Consideration.

“Closing Net Working Capital” means, as of the Closing, an amount equal to (i) the sum of (x) the current assets of the Company, other than cash and cash equivalents, plus (y) Closing Cash, reduced by (ii) the current liabilities of the Company (excluding Company Debt and Company Transaction Expenses), in each case as determined in accordance with GAAP.

“Closing Per Share Cash Consideration” means the quotient of (i) the Closing Cash Consideration, divided by (ii) the Fully Diluted Number.

“Closing Per Share Stock Consideration” means the result of (i) the Closing Stock Consideration, divided by (ii) the Fully Diluted Number, divided by (iii) the Merger Consideration Share Price.

“Closing Stock Consideration” means $16,250,000.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collection and Use” (and its variants) means the collection, use interception, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, processing and/or use of Personal Data.

“Company Debt” means, as at any time with respect to the Company or any of its Subsidiaries, without duplication, all Liabilities with respect to principal, accrued and unpaid interest, penalties, premiums and any other fees, expenses and breakage costs on and other payment obligations arising under any (i) indebtedness for borrowed money (including amounts outstanding under overdraft facilities), (ii) indebtedness issued in exchange for or in substitution for borrowed money, (iii) obligations for the deferred purchase price of property, goods or services other than trade payables arising in the Ordinary Course of Business (but including any deferred purchase price Liabilities, earnouts, contingency payments, seller notes, promissory notes or similar Liabilities, in each case, related to past acquisitions by the Company and for the avoidance of doubt, whether or not contingent), (iv) obligations evidenced by any note, bond, debenture, guarantee or other debt security or similar instrument or Contract, (v) all liabilities under capitalized leases, (vi) all obligations, contingent or otherwise, in respect of amounts drawn under letters of credit and banker’s acceptance or similar credit transactions, (vii) obligations under Contracts relating to interest rate protection or other hedging arrangements, to the extent payable if such Contract is terminated at Closing, and (viii) guarantees of the types of obligations described in sub clauses (i) though (vii) above.  For the avoidance of doubt, the Convertible Loans shall not constitute Company Debt for the purposes of this Agreement.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organizational Matters), Section 3.02 (Authority; Noncontravention; Voting Requirements), Section 3.03 (Capitalization), Section 3.09 (Taxes), Sections 3.15(a), 3.15(b), and 3.15(f) (Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery; Open Source Software), and Section 3.20 (Brokers and Other Advisors).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by an Acquired Company or used by any Acquired Company in connection with the Business as currently conducted, including all Intellectual Property Rights in and to Company Technology.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company individually or the Acquired Companies, taken as a whole.

“Company Option Plan” means the Company’s 2018 Equity Incentive Plan, as amended from time to time.

“Company Optionholder” means each Person (other than Non-Accredited Optionholders) holding a vested, unexpired Company Option immediately prior to the Closing.

“Company Plans” means (i) “employee benefit plans” (as defined in Section 3(3) of ERISA, as amended), (ii) individual employment, consulting, change in control, severance or other agreements or arrangements and (iii) other benefit plans, policies, agreements or arrangements, including bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, profit sharing, change in control, severance, pension, retirement, welfare, sick leave, vacation, loans, salary continuation, health, dental, disability, flexible spending account, service award, fringe benefit, life insurance and educational assistance plan, policies, agreements or arrangements, whether written or oral, under which any Employee, Consultant or director of any Acquired Company participates and which is maintained, contributed to or participated in by any Acquired Company or its ERISA Affiliates, or with respect to which such Acquired Company or its ERISA Affiliates has (or during the five (5) year period ending on the Closing Date had) or may have any obligation or liability, contingent or otherwise.

“Company Preferred Stock” means, collectively, the Company’s Series Seed Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed A Preferred Stock, and Series Seed A-1 Preferred Stock.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings of the Acquired Companies that have been marketed, sold, or distributed prior to the Closing Date by or on behalf of any Acquired Company, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of Company Stock as of the Agreement Date.

“Company Technology” means any and all Technology that is owned by an Acquired Company or used in connection with the Business as currently conducted, including Proprietary Software.

“Company Transaction Expenses” means an amount equal to (i) the aggregate fees and expenses payable or reimbursable by the Acquired Companies to third parties in connection with negotiation, entering into and consummation of this Agreement and the Transactions, including the fees and expenses of investment bankers, finders, consultants, attorneys, accountants and other advisors engaged by the Company in connection with the Transactions, plus (ii) all Change in Control Payments, if any, plus (iii) all employer-portion payroll or employment Taxes incurred in connection with the treatment of the Company Options and Company Warrants in connection with the Transactions (including cancellation, exercise or payment), plus (iv) any and all payments to the Non-Accredited Optionholders in exchange for the cancellation of all options to purchase Company Common Stock held by such Non-Accredited Optionholders pursuant to the Company Option Termination Agreements, plus (v) the cost of all premiums for the D&O Tail plus (vi) the fees of the Exchange Agent, plus (vii) any payments and other costs relating to the transfer of shares of PsyInnovations India Private Limited (“PsyInnovations India”) from one or both of its current minority stockholders.

“Consent” means the written consent to the Transactions to be executed and delivered by Company Stockholders.

“Contract” means any contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement that is legally binding.

“Converted Options” means the Company Options that are cancelled in exchange for the right to receive (without interest) the consideration set forth in, and in accordance with, Section 2.06(c).

“Converted Shares” means any shares of Company Stock issued and outstanding, or deemed issued and outstanding, as of the Effective Time as a result of the Loan Conversions, or shares of Company Stock underlying any Converted Option, as set forth in the Allocation Schedule.

“Convertible Loan” means each loan set forth on Schedule 3.03(a), which, collectively, constitute each outstanding loan entered into by the Company or any of its Subsidiaries, as debtor, the principal and accrued interest of which shall convert, or be deemed to convert in accordance with an applicable payoff letter, into shares of Company Stock immediately prior to the Closing.

“Disclosure Schedule” means a document delivered by the Company to Parent referring to the representations and warranties in ARTICLE III.

“DOL” means the United States Department of Labor.

“DR Plans” means the disaster recovery and business continuity plans of the Acquired Companies.

“Earn-Out Per Share Consideration” means the result of (i) the Earn-Out Amount, divided by (ii) the Fully Diluted Number, divided by (iii) the Merger Consideration Share Price.

“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act, each of their state and local counterparts or equivalents, each of their foreign and international equivalents and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, liens, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or administrative regulation, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, order or agreement with any Governmental Authority or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, and any successor Laws thereto.

“European Economic Area” means the member countries of the European Union, Norway, Iceland and Lichtenstein.

“Expense Fund Amount” means $25,000.00.

“False Claims Act” means the Federal False Claims Act, 31 U.S.C. § 3729 et seq., and all regulations promulgated thereunder.

“Fully Diluted Number” means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time (other than shares of Company Stock which are to be cancelled and retired in accordance with Section 2.06(b)), assuming, for the avoidance of doubt, that the Converted Shares and the shares underlying the options used to calculate the Promised Options are outstanding, as set forth in the Allocation Schedule.

“Fundamental Representations” means, collectively, the Company Fundamental Representations and the Parent Fundamental Representations.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal) or (iii) other body entitled to exercise any administrative, executive, judicial, legislative, police or regulatory authority.

“Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

“Health Care Laws” means any Laws relating to health care regulatory and reimbursement matters, including (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder, (ii) the Anti-Kickback Statute, (iii) the False Claims Act, (iv) the Occupational Safety and Health Act, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (vi) the Public Health Service Act, 42 U.S.C. § 201 et seq., and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (vii) the Clinical Laboratory Improvement Amendments, 42 U.S.C. § 263a, and all regulations, agency guidance or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (viii) applicable Laws of the United States Drug Enforcement Administration, (ix) the Medicare Act, 42 U.S.C. § 1395 et seq., and all regulations, agency guidance, or similar legal requirements promulgated thereunder that apply to any Acquired Company or the Business, (x) state self-referral, anti-kickback, fee-splitting and patient brokering Laws, (xi) Information Privacy and Security Laws, including those related to genetic testing and the privacy of genetic testing results, and (xii) state Laws governing the licensure and operation of clinical laboratories and billing for clinical laboratory services.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), implementing regulations promulgated thereunder and related guidance issued from time to time.

“HITECH” is defined within the definition of “HIPAA” above.

“Hold-Back Cash Amount” means $250,000.

“Hold-Back Per Share Cash Release” means the quotient of (i) the Hold-Back Cash Amount, divided by (ii) the Fully Diluted Number.

“Hold-Back Per Share Stock Release” means the quotient of (i) the Hold-Back Share Amount, divided by (ii) the Fully Diluted Number, divided by (iii) the Merger Consideration Share Price.

“Hold-Back Share Amount” means $2,750,000.

“Holder Indemnified Persons” means the Holders and their Affiliates and each of their respective equity holders, directors, officers, employees, agents, successors and assigns.

“Holders” means, collectively, the Company Stockholders, the holders of Convertible Loans, and the Company Optionholders (including the Non-Receiving Grantees).

“Holders’ Representative Losses” means any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses of any nature (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with the Holders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto.

“Indemnification Hold-Back Amount” means $3,000,000.

“Indemnified Person” means a Parent Indemnified Person or a Holder Indemnified Person, as applicable.

“Indemnifying Party” means Parent or the Holders (including, where applicable, Holders’ Representative on behalf of the Holders, except for provisions relating to an obligation to make or a right to receive any payments), as applicable.

“Information Privacy and Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Data (including any Laws of jurisdictions where the Personal Data was collected), and all regulations promulgated thereunder, including, where applicable, HIPAA, state data privacy and breach notification Laws, state social security number protection Laws, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, data or web scraping, call or electronic monitoring or recording or any outbound communications (including, outbound calling and text messaging, telemarketing, and e-mail marketing), the European Union Directive 95/46/EC, the European Union General Data Protection

Regulation (GDPR), the Federal Trade Commission Act of 1914, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act of 2003, the CAN-SPAM Act of 2003, the Telephone Consumer Protection Act of 1991, Children’s Online Privacy Protection Act of 1998, and state consumer protection Laws.

“Information Statement” shall mean an information statement prepared by the Company for the purpose of soliciting the Consents from Holders.

“Information System” means software, hardware, computer and telecommunications equipment and other information technology and related services.

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, industrial designs, copyrights, mask work rights, trade secrets, database rights and all proprietary rights in Technology; (ii) trademarks, trade names, service marks, service names, brands, trade dress, logos and other indicia of origin and the goodwill and activities associated therewith; (iii) domain names, rights of privacy and publicity and moral rights; (iv) any and all registrations, applications, recordings, licenses, renewals, reissues, reexaminations, extensions, divisionals, provisionals, continuations, continuations-in-part, improvements, derivative works, common-law rights and contractual rights relating to any of the foregoing; and (v) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Intentional Fraud” means the willful and knowing commission of fraud with the specific intent to deceive and mislead.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (i) with respect to any individual, the actual knowledge following due inquiry of the specified individual, and (ii) with respect to any entity, the actual knowledge of the executive officers of such entity following due inquiry; provided, however, the terms “Knowledge of the Company” or “to the Company’s Knowledge” each mean the actual knowledge following due inquiry of Ritvik Singh, Navya Singh, Tarun Jain, Stanislav Miroshnikov, and Stephen John Flynn.

“Law” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule or regulation, resolution or promulgation, agency guidance or similar legal requirement or any Order or any Permit granted under any of the foregoing or any similar provision having the force or effect of law and includes Health Care Laws and Information Privacy and Security Laws.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or not asserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any charge, encumbrance, claim, community or other marital property interest, equitable ownership interest, collateral assignment, lien (statutory or otherwise), license,

option, pledge, security interest, mortgage, deed of trust, attachment, right of way, easement, restriction, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any equity interest), transfer, receipt of income or exercise of any other attribute of ownership of any kind or nature whatsoever affecting or attached to any asset.

“Loan Conversion” means, with respect to each Convertible Loan outstanding prior to the Effective Time, the actual or deemed conversion of such Convertible Loan into shares of Company Stock in accordance with the terms of such Convertible Loan or a payoff letter, as applicable, immediately prior to the Closing.

“Loss” means, with respect to any Person, any cost, damage (including incidental and consequential damages as well as any diminution in value, in each case, only to the extent such damages are reasonably foreseeable and determinable), expense, Liability, loss, injury and Tax, including interest, penalties, fees, fines, reasonable out-of-pocket legal, accounting and other professional fees and reasonable out-of-pocket expenses incurred in the investigation, collection, prosecution, determination, defense and settlement of such Losses (including, in each case, in connection with the enforcement of any claim for indemnification hereunder), that is incurred or suffered by such Person; provided, that “Losses” shall not include punitive damages (unless such punitive damages are payable in connection with a Third Party Claim); provided further that “Losses” shall be reduced by the amount by which the Tax liability of the Indemnified Person, with respect to a taxable period, is actually reduced as a result of such Losses (net of any Tax cost actually incurred by the Indemnified Person arising from the receipt of the indemnity payments hereunder), calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Losses for which indemnification was made and treating such Tax items attributable to such Losses as the last items claimed for such taxable period.

“Material Adverse Effect” means with respect to the Company, individually or taken as a whole together with the Acquired Companies, or Parent, as applicable, any fact, condition, event, occurrence, change, circumstance or effect that, individually or in the aggregate with all other facts, conditions, changes, circumstances and effects with respect to which such defined term is used in this Agreement, has, or would reasonably be expected to (i) have a material adverse effect on the business, assets, operations, results of operations, or financial condition of such Party, or (ii) materially and adversely impair such Party’s ability to, perform its obligations under the Transaction Agreements to which it is a party without material delay, or to consummate the Transactions under such Transaction Agreements.  Notwithstanding anything to the contrary, none of the following, either alone or in combination, will constitute a Material Adverse Effect: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general in any country where the applicable Person’s business is conducted; (ii) the effect of any change that generally affects any industry in which the Acquired Companies or Parent and its Subsidiaries, as applicable, operate; (iii) the effect of any action taken by Parent or its Subsidiaries with respect to the Transactions contemplated hereby; (iv) the effect of any changes in applicable Laws or accounting rules; (v) the failure of the Company to meet any of its internal projections (it being understood that the cause or causes of any such failure may be deemed to constitute, in and of itself or themselves, or contribute to a Material Adverse Effect); or (vi) any effect resulting from the public announcement of this Agreement, except, with respect to clauses (i), (ii) and (iv), for any such change has or would reasonably be expected to have a disproportionate effect on the Company or Parent and their respective Subsidiaries, as applicable, taken as a whole, as compared to other companies operating in the same industries and countries in which such applicable parties operate.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Final Adjustment Amount, the Indemnification Hold-Back Amount, and the Earn-Out Amount (if any) that the Holders become entitled to receive pursuant to the terms of this Agreement.

“Merger Consideration Share Price” means $21.09 (the volume weighted average price for shares of Parent Common Stock traded on the Nasdaq exchange (or any other exchange which is then the primary exchange upon which shares of Parent Common Stock are traded) during the 60 trading days immediately preceding the Agreement Date, as adjusted by any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Parent Common Stock during such 60-trading day period).

“Net Working Capital Target” means $100,000.

“Non-Accredited Optionholders” means each Person holding a Non-Accredited Option immediately prior to the Closing.

“Non-Accredited Options” means the Company Options listed on Schedule 1 attached hereto.

“Nonqualified Deferred Compensation Plan” has the meaning given such term in Section 409A(d)(1) of the Code.

“Occupational Safety and Health Act” means the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.

“Order” means any order, injunction (whether temporary, preliminary or permanent), judgment, decree, assessment, award or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of the Acquired Companies consistent with past practice.

“Parent Common Stock” means shares of Parent’s common stock, par value $0.0001 per share, or any other shares of capital stock into which such common stock may be reclassified, converted or exchanged.

“Parent Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization) and Section 4.02 (Authority; Noncontravention).

“Parent Indemnified Person” means each of the Company (following the Closing), Parent, and Merger Sub, and their respective Affiliates and each of the respective equity holders, directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Permit” means any permit, license, franchise, certificate, accreditation approval, registration, notification or authorization from any Governmental Authority, or required by any Governmental Authority to be obtained, maintained or filed.

“Permitted Liens” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or that are being contested in good faith by appropriate actions and for which appropriate reserves with respect thereto have been established on the books and records of the Company; (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Law created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent and are not, individually or in the aggregate significant; (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business; (iv) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business; or (v) with respect to Company Intellectual Property Rights, non-exclusive licenses entered into in the Ordinary Course of Business.

“Person” means any natural person, corporation, limited liability company, partnership, association, trust or other entity, including a Governmental Authority.

“Personal Data” means, as applicable, (i) any and all information about an individual that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, and (ii) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Law in relation to data protection, data privacy or personal privacy, including personal healthcare information.  Personal Data includes (v) personal identifiers such as name, address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (w) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy number, (x) demographic information, (y) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (z) individual medical or health information.  For avoidance of doubt, Personal Data does not include information that has been anonymized so that it is not “personal information” or “personal data” or “personally identifiable information” under applicable Information Privacy and Security Law.

“Personal Data Obligations” means the Company’s privacy policies (or applicable terms of use) as published on any Company websites or mobile applications or any other privacy policies (or applicable terms of use), Contracts, documents or promises or representations agreed to with employees, consumers or customers, or other Persons, and any applicable Laws, or applicable industry standards, regarding Collection and Use of Personal Data, including but not limited to Laws regarding the use of Personal Data for marketing communications such as the CAN-SPAM Act of 2003.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a Straddle Period, any portion thereof ending on and including the Closing Date.

“Pre-Closing Taxes” means all Taxes of, or imposed on, the Company with respect to any Pre-Closing Tax Period. The amount of Taxes for a Straddle Period that shall be treated as allocable to a Pre-Closing Tax Period (x) in the case of any Taxes (i) based on or measured by income, profits, receipts, capital or net worth of the Company, (ii) imposed in connection with the sale, transfer or assignment of property by the Company or (iii) required to be withheld by the

Company, shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (y) in the case of any other Taxes (such as ad valorem Taxes), shall be equal to the product of the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the entire Straddle Period, but excluding any such Taxes attributable to property acquired after the Closing Date.

“Pro Rata Portion” means, with respect to any Holder, the portion of the Merger Consideration to which such Holder is allocated pursuant to the terms of this Agreement relative to the Merger Consideration allocated to all Holders (expressed as a percentage, rounded to four decimal places, as set forth in the Allocation Schedule).

“Products and Services” means any product or service that any Acquired Company currently offers or sells.

“Promised Option” means any option to acquire Company Common Stock that is used to measure the bonus payable under the terms of any transaction bonus arrangement, including, without limitation, the transaction bonus arrangements between the Company and the Non-Receiving Grantees.

“Proprietary Software” means any Software that is owned by any Acquired Company.

“Public Software” means any software that is (i) distributed as free software or as open source software (e.g., Linux), (ii) subject to any licensing or distribution model that includes as a term thereof any requirement for distribution of source code to licensees or third parties, patent license requirements on distribution, restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Company Intellectual Property Rights through any means, (iii) licensed or distributed under any Public Software License or under less restrictive free or open source licensing and distribution models such as those obtained under the BSD, MIT, Boost Software License and the Beer-Ware Public Software Licenses or any similar licenses, (iv) a public domain dedication or (v) derived in any manner (in whole or in part) from, links to, relies on, is distributed with, incorporates or contains any software described in (i) through (iv) above.

“Public Software License” means any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the Apache License; and (viii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the Opensource.org website.

“Purchase Price” means the Base Purchase Price, subject to adjustment pursuant to Section 2.20 and to the indemnification obligations of the Holders contained herein.

“Real Property” means the real property owned, leased or subleased by the Acquired Companies, together with all buildings, structures and facilities located thereon.

“Reference Date” means January 1, 2018.

“Related Party” means (i) any current or former director (or nominee), or officer of any Acquired Company, (ii) any ten percent (10%) or greater Company Stockholder on a fully-diluted basis and (iii) any first-degree relative, spouse, officer, director or Affiliate of any of the foregoing Persons.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment or any natural or man-made structure.

“Representatives” means, with respect to any Person, the officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives of such Person.

“Revenue” means, with respect to a Party, as to a particular period, such Party’s worldwide revenue for that period as determined by such Party in accordance with GAAP and reflected in such Party’s reporting of financial results.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials (including all Source Code Materials), whether in source code, object code or human readable form, and all software programs and software systems that are classified as work-in-progress on the Closing Date.

“Source Code Materials” as it pertains to source code of any Software means: (i) the software, tools and materials utilized for the operation, development and maintenance of the Software; (ii) documentation describing the names, vendors and version numbers of (x) the development tools used to maintain or develop the Software and (y) any third-party software or other applications that form part of the source code version of the Software and are required in order to compile, assemble, translate, bind and load the Software into executable releases; (iii) all programmers’ notes, bug lists and technical information, systems and user manuals and documentation for the Software, including all job control language statements, descriptions of data structures, flow charts, technical specifications, schematics, statements or principles of operations, architecture standards and annotations describing the operation of the Software; and (iv) all test data, test cases and test automation scripts used for the testing and validating the functioning of the Software.

“Subsidiary” means, with respect to a Party, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such entity’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Tax” or “Taxes” means (i) any or all federal, state, local or foreign taxes or other assessments in the nature of taxes imposed by a Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) any or all interest, penalties or additions to tax imposed by any Taxing Authority in connection with any item described in clause (i).

“Tax Returns” means, with respect to Taxes, any return, report, claim for refund, estimate, information return or statement, declaration of estimated Tax or other similar document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Tax Sharing Agreement” means any agreement relating to the sharing, allocation or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, other than any Contract or arrangement entered into in the ordinary course of business the purpose of which is not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration, assessment and collection of any Taxes.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation and manuals), databases, Software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, and all documents and other materials recording any of the foregoing.

“Third Party Claim” refers to any Action that is instituted, or any claim that is asserted, by any Person not party to this Agreement in respect of an indemnifiable matter under this Agreement.

“Transaction Agreements” means this Agreement, the Support Agreements, the Consents, the Joinder and Lock-Up and Release Agreements, the Company Option Termination Agreements, and the Exchange Agreement.

“Transactions” means any transaction or arrangement contemplated by this Agreement, including (i) the Merger and the other transactions and arrangements described in the recitals to this Agreement, (ii) the execution, delivery and performance of the Transaction Agreements other than this Agreement and (iii) the payment of fees and expenses relating to such transactions by the Company and the Holders.

“wayForward Products” means the products offered by the Company that include the following: (i) clinically validated emotional wellness and mental health screening; (ii) a web and app-based platform that suggests the right type of care based on the screening; (iii) 20+ Cognitive Behavioral Training and mindfulness based self-guided programs for emotional wellness and mental health; (iv) text-based behavioral health coaching; and (v) integration with external providers for additional mental health care such as employee assistance programs.

1.02Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth at the section of this Agreement indicated opposite such term:

Term	Section
“1934 Act”	Section 4.04(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Allocation Schedule”	Section 2.10(i)
“Assets”	Section 3.13
“Balance Sheet Date”	Section 3.05(a)(i)
“Basket”	Section 8.02(b)(i)(A)
“Certificate of Merger”	Section 2.01
“Closing”	Section 2.02
“Closing Date”	Section 2.02
“Closing Payment Certificate”	Section 2.10(h)
“Closing Stock Consideration Shares”	Section 2.06(c)(ii)
“Company”	Preamble
“Company Common Stock”	Recitals
“Company Indemnification Provisions”	Section 5.15(a)
“Company Option”	Recitals
“Company Option Termination Agreement”	Section 6.01(r)
“Company Registrations”	Section 3.15(c)
“Company Stock”	Recitals
“Company Warrant”	Recitals
“Competing Transaction”	Section 5.10
“Confidential Information”	Section 5.06
“Conflict”	Section 3.02(d)
“Consultant”	Section 3.01(b)
“Current Consultant”	Section 3.01(b)
“Current Employee”	Section 3.01(b)
“Customer Contracts”	Section 3.18(a)
“D&O Indemnified Parties”	Section 5.15(a)
“D&O Tail”	Section 5.15(b)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.07
“Earn-Out Amount”	Section 2.15(a)
“Earn-Out Determination”	Section 2.15(b)
“Earn-Out Determination Date”	Section 2.15(b)
“Earn-Out Payment Date”	Section 2.16(a)
“Earn-Out Period”	Section 2.15(a)(i)

“Earn-Out Shares”	Section 2.06(c)(iv)
“Effective Time”	Section 2.01
“Employee”	Section 3.01(b)
“ERISA Affiliate”	Section 3.10(c)
“Estimated Balance Sheet”	Section 2.10(e)
“Estimated Closing Cash”	Section 2.10(e)
“Estimated Closing Company Debt”	Section 2.10(e)
“Estimated Company Transaction Expenses”	Section 2.10(e)
“Exchange Agent”	Section 2.11(a)
“Exchange Agreement”	Section 2.11(a)
“Expense Fund”	Section 8.05(f)
“Final Adjustment Amount”	Section 2.20(d)
“Final Calculation”	Section 2.20(a)
“Final Earn-Out Determination”	Section 2.15(b)
“Financial Statements”	Section 3.05(a)(i)
“General Survival Date”	Section 8.01
“Hold-Back Cash”	Section 2.06(c)(v)
“Hold-Back Shares”	Section 2.06(c)(vi)
“Holders’ Representative”	Preamble
“Inbound IP Contracts”	Section 3.15(d)
“Indemnification Hold-Back Payment Date”	Section 2.21
“Initial Resolution Period”	Section 2.20(a)
“Interim Balance Sheet”	Section 3.05(a)(i)
“Interim Balance Sheet Date”	Section 3.05(a)(i)
“IP Contracts”	Section 3.15(d)
“Letter of Transmittal”	Section 2.11(b)
“Lock-Up, Release and Joinder Agreement”	Section 2.16(a)
“Material Contract”	Section 3.12(c)
“Merger”	Recitals
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.10(c)
“Non-Offset Notice”	Section 8.04(b)
“Non-Receiving Grantee”	Section 3.03(a)
“Objection Notice”	Section 2.20(a)
“Objection Period”	Section 2.20(a)
“Offset Certificate”	Section 8.03(b)
“Offset Right”	Section 8.03(a)
“Outbound IP Contracts”	Section 3.15(d)
“Outside Date”	Section 7.01(b)
“Parent”	Preamble

“Parent Plan”	Section 5.09(a)(i)
“Parent’s SEC Documents”	Section 4.04(a)
“Parties”	Preamble
“Payoff Amount”	Section 2.12(a)
“Requisite Stockholder Approval”	Section 3.02(b)
“Reviewing Party”	Section 2.20(b)
“Security Program”	Section 3.15(g)(v)
“Settlement”	Section 8.04(a)(iv)
“Shrink Wrap Licenses”	Section 3.15(a)(i)
“Stated Damages”	Section 8.03(b)
“Straddle Periods”	Section 5.08(a)
“Support Agreement”	Recitals
“Survival Date”	Section 8.01
“Surviving Company”	Recitals
“Tax Claim”	Section 5.08(c)(i)
“Third Party Indemnification Claim Notice”	Section 8.04(a)(i)
“Third Party Software”	Section 3.15(d)
“Title IV Plan”	Section 3.10(c)
“Top Supplier”	Section 3.18(b)
“Transfer Taxes”	Section 5.08(h)
“Vested Options”	Section 2.06(c)
“wayForward Revenue”	Section 2.15(a)

ARTICLE II

THE CONTEMPLATED TRANSACTIONS

2.01The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger.  The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).  At the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving company and a wholly owned Subsidiary of Parent.

2.02Closing.  The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (New York time) on the second Business Day following the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by the Parties (the “Closing Date”).

2.03Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the DGCL.  Without limiting the generality of the foregoing and subject thereto, as a result of the Merger, (i) all the rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, (ii) all of the property, real and personal, including causes of action and every other asset of the Company and Merger Sub shall vest in the Surviving Company without further act or deed, and (iii) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.04Organization Documents of the Surviving Company.

(a)Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Surviving Company shall be amended and restated so as to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company in the Merger shall be the name of the Company as of immediately prior to the Effective Time.

(b)Bylaws.  At the Effective Time, the bylaws of Merger Sub immediately prior to the Effective Time shall continue unchanged and be the bylaws of the Surviving Company immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

2.05Management of the Surviving Company.

(a)Board of Directors.  Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately following the effectiveness of the Merger, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.

(b)Officers.  Unless otherwise determined by Parent prior to the Effective Time, the Parties shall take all requisite action so that the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Charter Documents of the Surviving Company.

2.06Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action to be taken on the part of the holder of any shares of the Company Stock or any shares of capital stock of Merger Sub, or on the part of the Company, Parent, Merger Sub or any other Person, the following shall occur:

(a)Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive and become one validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Company.

(b)Cancellation of Securities Held by the Company.  Any shares of Company Stock that are owned by the Company immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)Conversion of Company Stock.  Each share of Company Stock that is issued and outstanding (or deemed to be issued and outstanding as a result of any Loan Conversion) immediately prior to the Effective Time (other than (i) shares of Company Stock to be cancelled and retired in accordance with Section 2.06(b), and (ii) Dissenting Shares) shall, subject to the terms and conditions of this Agreement, be converted into the right to receive the following consideration, payable as set forth herein (it is acknowledged and agreed by all of the Parties that, at the Closing, (x) the portion of each Company Option that is vested immediately prior to the Closing (other than the Non-Accredited Options) (the “Vested Options”), and (y) each Promised Option, shall be cancelled in exchange for the right to receive (without interest) the following consideration for each share of Company Stock issuable upon the exercise of such Vested Option or Promised Option as of immediately prior to the Closing, payable as set forth herein):

(i)on the Closing Date, an amount of cash equal to (A) the Closing Per Share Cash Consideration, or (B) in the case of any share of Company Stock issuable upon the exercise of any Vested Option, an amount of cash equal to the result of (1) the Closing Per Share Cash Consideration minus (2) the exercise price per share of such Vested Option or (C) in the case of any Promised Option, the result of (1) the Closing Per Share Cash Consideration minus (2) the exercise price per share of such Promised Option referenced in the transaction bonus arrangement applicable to such Promised Option; provided, however, that if the calculation in clause (B) or clause (C) with respect to a Vested Option or Promised Option, as applicable, results in a negative number, then such Vested Option or Promised Option, as applicable, shall not be entitled to receive any cash pursuant to this Section 2.06(c)(i);

(ii)within five (5) Business Days following the Closing Date, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Closing Per Share Stock Consideration (collectively, the “Closing Stock Consideration Shares”);

(iii)an amount of cash equal to the quotient of (x) the Final Adjustment Amount (to the extent payable to Holders’ Representative (on behalf of the Holders) in accordance with Section 2.20(d)(i)), divided by (y) the Fully Diluted Number;

(iv)within five (5) Business Days following the Earn-Out Payment Date, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Earn-Out Per Share Consideration (collectively, the “Earn-Out Shares”);

(v)on the Indemnification Hold-Back Payment Date, an amount of cash equal to the Hold-Back Per Share Cash Release (collectively, the “Hold-Back Cash”);

(vi)within five (5) Business Days following the Indemnification Hold-Back Payment Date, a certificate or book entry reflecting an amount of shares of Parent Common Stock equal to the Hold-Back Per Share Stock Release (collectively, the “Hold-Back Shares”); and

(vii)an amount of cash equal to up to the quotient of (x) the Expense Fund Amount, to the extent released to the Holders as provided herein, divided by (y) the Fully Diluted Number.

All amounts paid to Optionholders shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(5)(iv)(A).

2.07Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, including Section 2.06, any shares of Company Stock issued and outstanding, or deemed to be issued and outstanding, immediately prior to the Effective Time (other than shares of Company Stock cancelled and retired in accordance with Section 2.06(b)) and held by a holder who has not voted in favor or approved this Agreement or consented thereto in writing and who has properly exercised dissenters’ rights of such shares of Company Stock in accordance with the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the DGCL with respect to such shares of Company Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws, or loses such holder’s right to dissent pursuant to the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.06(c), without interest thereon.  The Company shall provide Parent prompt written notice of any demands for payment of “fair value” (as such term is defined in the DGCL) received by the Company, any withdrawal of any such demand for payment and any other demand, notice, or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL with respect to the shares of Company Stock, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands for payment.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands for payment in respect of shares of Company Stock.

2.08Rights Cease to Exist.  As of the Effective Time, all shares of Company Stock, and all options, warrants and other securities convertible, exercisable or exchangeable for, or otherwise granting the right to acquire, Company Stock, shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of any shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this ARTICLE II.

2.09No Fractional Shares; Offset Right.  Notwithstanding any provision herein to the contrary (i) no fractional shares of Parent Common Stock shall be issued pursuant to this ARTICLE II (with the intended effect that any shares of Parent Common Stock issuable to a single Holder on a particular date shall be aggregated and then rounded to the nearest whole number); (ii) if, when Hold-Back Cash and Hold-Back Shares would otherwise be distributed or payable pursuant to Section 2.06(c)(v) or Section 2.06(c)(vi), as applicable, there shall exist a good faith claim by Parent to exercise the Offset Right, all or a portion of such Hold-Back Cash and Hold-Back Shares (with such shares valued at the Merger Consideration Share Price) as determined by Parent (in its reasonable discretion, but subject to the limitations set forth in ARTICLE VIII) to represent the Losses at issue (including, if applicable, as to any specific Holders) shall be withheld from payment, in proportion to the their relative values as of the Closing Date, until such time as the claim has been perfected, in which case the Offset Right shall apply (subject to the limitations set forth in ARTICLE VIII) against such portion of the shares and cash at issue and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement; and (iii) no Holder may assign or transfer any right to receive shares of Parent Common Stock or cash pursuant to this Agreement without the prior written consent of Parent (which may be withheld in Parent’s sole discretion).

2.10Delivery of Calculations.  Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent the following for Parent’s review and approval:

(a)the Company’s calculation of the Closing Merger Consideration, setting forth, in reasonable detail, an estimation of each component thereof;

(b)the Company’s calculations (setting forth the individual components) of (i) the Closing Cash Consideration, (ii) the Closing Stock Consideration, (iii) the Closing Per Share Cash Consideration, and (iv) the Closing Per Share Stock Consideration;

(c)the Company’s calculations of (i) the Fully Diluted Number and (ii) the aggregate number of shares of Company Stock resulting from (x) the Loan Conversions and (y) the exercise of, or deemed exercise of, Vested Options;

(d)a schedule of all Company Options and Promised Options with exercise price information for each;

(e)the Company’s estimated balance sheet as of immediately prior to the Closing (the “Estimated Balance Sheet”), with separate schedules setting forth (i) the Company’s good faith estimate of Closing Cash (the “Estimated Closing Cash”), (ii) the Company’s good faith estimate of Closing Company Debt (the “Estimated Closing Company Debt”), and (iii) the Company’s good faith estimate of Company Transaction Expenses (the “Estimated Company Transaction Expenses”);

(f)the name, address (or email address) and, if known, tax identification number of each Holder and the amount of cash to be paid to each Holder pursuant to Section 2.06(c)(i) and the amount of Parent Common Stock to be issued to each Holder pursuant to Section 2.06(c)(ii), as well as the potential cash payable and potential Parent Company Stock issuable, if any, to each Holder pursuant to Section 2.06(c)(iii)–2.06(c)(vi), as applicable;

(g)the Company’s determination of whether Taxes are required to be withheld from any payments to each Holder under this Agreement (assuming submission of a Form W-9 or Form W-8, as applicable); and

(h)a certificate of a duly authorized officer of the Company certifying the foregoing on behalf of the Company (the “Closing Payment Certificate”).

(i)The calculations listed in the foregoing Section 2.10(a) through Section 2.10(f) shall be set forth on a spreadsheet referred to herein as the “Allocation Schedule” and with respect to any calculation therein, the Parties agree that Parent, Merger Sub, and the Surviving Company will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Parent, Merger Sub, and the Company to the Holders in exchange for Company securities.  Parent, Merger Sub, and the Surviving Company will not have any liability with respect to the allocation of any shares of Parent Common Stock or cash made to the Holders in accordance with the Allocation Schedule.  Notwithstanding anything in this Agreement to the contrary, the Company’s preparation of the Estimated Balance Sheet and the Company’s estimation of the Net Working Capital shall be consistent with the Company’s past practices and shall reflect all vacation, sick leave, severance and/or other remuneration required by Law, Contract or policy of the Company to be paid to Employees for periods on or prior to the Closing Date.

2.11Exchange Agent; Submission of Letters of Transmittal.

(a)Acquiom Financial LLC, or another Person mutually acceptable to Parent, the Company, and the Holders’ Representative, will act as exchange agent hereunder (in such capacity, the “Exchange Agent”) for the delivery of the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.06(c)(i) and in accordance with the Allocation Schedule.  At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the Holders, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.06(c)(i).  The Exchange Agent will hold and distribute the cash payable to the Holders pursuant to the provisions of an exchange agreement between Parent and the Exchange Agent (the “Exchange Agreement”).

(b)Parent shall cause the Exchange Agent to send to each Holder a letter of transmittal in a form mutually agreed upon by Parent and the Company (each, a “Letter of Transmittal”) to provide the Exchange Agent with specified information in connection with the receipt of the amount of cash to be paid to such Holder pursuant to Section 2.06(c)(i) and the amount of Parent Common Stock to be issued to such Holder pursuant to Section 2.06(c)(ii).  Upon delivery to the Exchange Agent of such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the record owner of such Company Stock shall be entitled to receive in exchange therefor the consideration, if any, provided for herein.  If payment of any portion of the consideration provided for herein is to be made to any Person other than the Person in whose name the surrendered shares of Company Stock are registered, it shall be a condition of payment that  the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable portion of the consideration provided for herein to a Person other than the registered holder of such Company Stock surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.  After the Effective Time, each share of Company Stock shall represent only the right to receive the applicable portion of the consideration provided for herein as contemplated by this ARTICLE II.

(c)Transfer Books; No Further Ownership Rights in Company Stock.  The right to receive the applicable portion of the consideration provided for herein in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

2.12Payments at Closing.  At the Closing, Parent shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:

(a)to each holder of Closing Company Debt, the aggregate amount of Closing Company Debt owed to such holder as of the Closing pursuant to a payoff letter, reasonably acceptable to Parent, from such holder (i) indicating the amount required to discharge such Closing Company Debt in full (the “Payoff Amount”) and (ii) agreeing to release applicable Liens upon receipt of the applicable Payoff Amount;

(b)to the payees thereof, the Company Transaction Expenses, in each case as directed in writing by the Company prior to the Closing pursuant to invoices or other evidence reasonably satisfactory to Parent; and

(c)to the Exchange Agent, for further payment to the Holders in accordance with the Allocation Schedule, the aggregate cash for distribution to the Holders as of immediately following the Closing pursuant to Section 2.06(c)(i) and in accordance with the Allocation Schedule; provided, however, that with respect to any shares of Company Stock for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, the Exchange Agent shall withhold the applicable cash payment due with respect to such shares of Company Stock and make such payment only promptly following such receipt by the Exchange Agent.

2.13Issuances of Shares Following Closing.  Within five (5) Business Days after the Closing Date, Parent shall deliver certificates or book entries reflecting the shares of Parent Common Stock to be allocated among the Holders pursuant to Section 2.06(c)(ii) and in accordance with the Allocation Schedule; provided, however, that with respect to any shares of Company Stock for which a properly completed Letter of Transmittal has not been received by the Exchange Agent, Parent shall be entitled to withhold the certificates or book entries reflecting the shares of Parent Common Stock issuable with respect to such shares of Company Stock and to issue such shares of Parent Common Stock promptly following such receipt by the Exchange Agent.

2.14Termination of Exchange Fund.  At any time after six (6) months following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any amount distributed to the Exchange Agent in respect of such payments that has not been disbursed to the holders of the Company Stock and thereafter such holders may look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any portion thereof that may be payable upon surrender of any Company Stock held by such holders.

2.15Earn-Out.

(a)On the terms and subject to the conditions set forth in this Section 2.15, as additional contingent consideration, the Holders shall be eligible to receive an additional contingent amount (the “Earn-Out Amount”) from Parent, payable solely in Parent Common Stock valued at the Merger Consideration Share Price pursuant to Section 2.06(c)(iv), upon satisfaction of the following criteria:

(i)if for the calendar year period ending on December 31, 2022 (the “Earn-Out Period”), Parent and its Subsidiaries (including the Company) earn Revenue on a consolidated basis calculated in accordance with GAAP from Parent’s or its Subsidiaries’ (including the Company) sale of the wayForward Products (“wayForward Revenue”) of at least $10,000,000, then the Earn-Out Amount shall equal $5,000,000; and

(ii)if for the Earn-Out Period, Parent and its Subsidiaries (including the Company) earn wayForward Revenue of more than $5,000,000 but less than $10,000,000, then the Earn-Out Amount shall equal the result of (i) the wayForward Revenue multiplied by (ii) 0.5.

(b)Parent shall provide the Holders’ Representative, by notice in writing within five (5) Business Days following the filing of Parent’s Form 10-K filed with the SEC for the year ending December 31, 2022 (the “Earn-Out Determination Date”), of Parent’s determination of the wayForward Revenue, together with documentation to allow the Holders’ Representative to evaluate and calculate the wayForward Revenue and the resulting Earn-Out Amount (the “Earn-Out Determination”).  If the Holders’ Representative has not objected to the Earn-Out Determination by written notice to Parent within 30 Business Days of its receipt, such Earn-Out Determination shall be deemed the “Final Earn-Out Determination” and shall be final, binding and conclusive for all purposes hereunder.  If a written objection notice is timely delivered by the Holders’ Representative, the Parties shall use their commercially reasonable efforts to reconcile such objections for a period of not less than thirty (30) days, and any mutual agreement as to the Earn-Out Determination achieved during such thirty (30) day period shall be final, conclusive and binding.  If the Parties are unable to resolve such dispute in spite of their respective good faith commercially reasonable efforts for such thirty (30) days period, either Parent or the Holders’ Representative may submit the items in dispute for determination to the Reviewing Party.  In such event, the determination of the Reviewing Party, which shall be limited narrowly to only such items as are in dispute, shall be deemed final, conclusive, and binding on the parties, and which together with any other agreed elements of the determination shall represent the Final Earn-Out Determination.  The fees and expenses of the Reviewing Party shall be borne by the parties in accordance with the provisions of Section 2.20(b).

(c)Parent acknowledges the interests of the Holders in Parent earning the wayForward Revenue during the Earn-Out Period.  During the Earn-out Period, Parent shall provide operational resources, and not omit to take any action, with respect to the wayForward Products that treats them in a materially consistent manner with selling and marketing Parent’s other products.  Without limiting the generality of the foregoing, during the Earn-Out Period, Parent will include the wayForward Products in no less than 85% of integrated product responses to requests for proposal that do not exclude behavioural health components.  The Company acknowledges and agrees that Parent shall not be required to take any action or incur any obligation with respect to the wayForward Products that would reasonably be expected to have an adverse effect on the operations, business, or financial condition of the Parent or any Subsidiary.

(d)Notwithstanding anything to the contrary set forth in this Agreement, if both (i) a Parent Change of Control occurs during the Earn-Out Period, and (ii) the covenants related to operational resources and/or integrated product responses described in Section 2.15(c) are not assumed or otherwise provided for in connection with or as a result of the Parent Change of Control, then, at the time of such Parent Change of Control, the Holders shall receive, and Parent shall pay, an Earn-Out Amount equal to $5,000,000, notwithstanding the amount of wayForward Revenue earned during the Earn-Out Period.  A “Parent Change of Control” means the closing of a merger, consolidation, liquidation or reorganization of the Parent into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Parent outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the 1934 Act) of more than 50% of the voting capital stock of the Parent, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Parent’s assets (on a consolidated basis).

2.16Lock-Up, Release and Joinder Agreements; Legends; No Registration.

(a)Notwithstanding any other provision of this Agreement, as a condition to the issuance to any Holder of any Parent Common Stock hereunder, each such Holder shall be required to execute and deliver at the Closing a joinder and lock-up and release agreement substantially in the form attached as Exhibit C hereto (a “Lock-Up, Release and Joinder Agreement”) in respect of such shares of Parent Common Stock issued to such Holder as part of the Merger Consideration.  The Joinder and Lock-Up and Release Agreements shall provide, among other things, that (i) the Closing Stock Consideration Shares shall be subject to lock-up restrictions, which restrictions shall lapse in five (5) equal installments every three (3) months commencing on the date that is six (6) months after the Closing Date, (ii) the Earn-Out Shares shall be subject to lock-up restrictions, which restrictions shall lapse in five (5) equal installments every three (3) months commencing on the date that is six (6) months after the date of the Final Earn-Out Determination (the “Earn-Out Payment Date”), and (iii) the applicable Holder acknowledges that (x) the Parent Common Stock to be acquired by it pursuant to the Agreement has not been registered under the Securities Act or any state securities laws and therefore cannot be resold or transferred unless such Parent Common Stock is subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or exemptions from such registration are available, and (y) neither Parent nor any other Person is under any obligation to cause any of such Parent Common Stock to be so registered.

(b)For a period commencing from the Closing Date until the earlier of one (1) year or until such time as the Holders no longer own any Parent Common Stock (the “Rule 144 Period”), Parent shall file the reports required to be filed by it under the Securities Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder (or, if Parent is not required to file such reports, it will make publicly available such necessary information for so long as necessary to permit sales pursuant to Rule 144 under the Securities Act), and Parent will take any such further action as reasonably requested by Holders’ Representative or any Holder to the extent required from time to time to enable the Holders of the Parent Common Stock to sell such Parent Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the reasonable request of a Holder of Parent Common Stock in writing during the Rule 144 Period, Parent will deliver to such Holder a written statement as to whether Parent has complied with such requirements and, if not, the specifics of any compliance deficits.  As the Holders’ exclusive remedy in the event that Parent fails to comply with this Section 2.16(b) such that Holders of Parent Common Stock are unable to transfer shares of Parent Common Stock pursuant to Rule 144 under the Securities Act, as such rules may be amended from time to time, Parent shall (A) file with the SEC, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable after such filing, a registration statement on Form S-1 or Form S-3 the resale on a continuous basis of all of the shares of Parent Common Stock and (B) cooperate in a timely manner with the holders of such Parent Common Stock to remove any restrictive legends or similar transfer instructions from such shares of Parent Common Stock upon the registration of such shares of Parent Common Stock or in the event that the shares of Parent Common Stock are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

(c)Any Direct Registration System advice, share certificate, or other written notice delivered in connection with shares of Parent Common Stock issued pursuant to this Agreement shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities laws and under this Agreement.

2.17No Liability.  Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Exchange Agent shall be liable to any Person for any portion of the payments contemplated by this ARTICLE II delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law, so long as such delivery has been in accordance with such Law(s).

2.18Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from that portion of any payments contemplated by this ARTICLE II or any other amount payable to a Holder pursuant to this Agreement, and shall pay to the appropriate Taxing Authority, such amounts that are required to be deducted and withheld with respect to the making of such payments under any Tax Law.  To the extent amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding were made.

2.19Adjustments.  Notwithstanding any provision of this ARTICLE II to the contrary (but without in any way limiting the covenants in Section 5.01 (Conduct of Business)), if between the Agreement Date and the Effective Time the outstanding shares of any class or series of Company Stock are changed into a different number of shares or a different class or series by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the per share consideration payable pursuant to Section 2.06(c) shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

2.20Post-Closing Adjustment Amount.

(a)Preparation of Closing Statement.  Within 180 days following the Closing Date, Parent shall prepare and deliver to Holders’ Representative a statement as of the Closing (the “Final Calculation”) setting forth its calculation of each of the following: (i) the Closing Cash; (ii) the Closing Net Working Capital; (iii) the Company Transaction Expenses; and (iv) the Closing Company Debt.  The Final Calculation shall be accompanied by such supporting documentation reasonably necessary to derive the numbers set forth therein and shall be prepared in accordance with GAAP.  The Final Calculation shall be final, conclusive and binding upon the Parties unless Holders’ Representative delivers a written notice to Parent of any objection to the Final Calculation (the “Objection Notice”) within 45 days (the “Objection Period”) after delivery of the Final Calculation.  During the Objection Period, Holders’ Representative and its accountants shall have reasonable access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Final Calculation (only during normal business hours and with reasonable advance notice) and to such historical financial information (to the extent in Parent’s possession) relating to the Final Calculation as Holders’ Representative may reasonably request for the purpose of reviewing the Final Calculation and to prepare an Objection Notice, if necessary.  Any Objection Notice must set forth in reasonable detail (x) any item on the Final Calculation that Holders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (y) Holders’ Representative’s alternative calculation of the Closing Cash, the Closing Net Working Capital, the Company Transaction Expenses, or the Closing Company Debt, as the case may be.  If Holders’ Representative gives any such Objection Notice within the Objection Period, then Holders’ Representative and Parent shall attempt in good faith to resolve any dispute concerning the item(s) subject to such Objection Notice.  If Holders’ Representative and Parent do not resolve the issues raised in the Objection Notice within thirty (30) days of the date of delivery of such notice (the “Initial Resolution Period”), such dispute shall be resolved in accordance with the procedures set forth in Section 2.20(b).  Any item or amount which has not been disputed in the Objection Notice shall be final, conclusive and binding on the Parties on the expiration of the Initial Resolution Period (for clarity, excluding any item or amount which is dependent on another item or amount that has been disputed in the Objection Notice).

(b)Resolution of Disputes.  If Parent and Holders’ Representative have not been able to resolve a dispute within the Initial Resolution Period, either Party may submit such dispute to and such dispute shall be resolved fully, finally and exclusively through the use of an independent international accounting firm selected to serve as such by mutual agreement of Parent and Holders’ Representative (such accounting firm, the “Reviewing Party”).  The fees and expenses of the Reviewing Party incurred in the resolution of such dispute shall be borne one-half by the Holders’ Representative and one-half by Parent.  The Reviewing Party shall determine (with written notice thereof to Holders’ Representative and Parent) as promptly as practicable, but in any event within thirty (30) days following the date on which Final Calculation and written submissions detailing the disputed items are delivered to the Reviewing Party (i) whether the Final Calculation was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items submitted to the Reviewing Party, whether and to what extent (if any) the Final Calculation requires adjustment and a written explanation in reasonable detail of each such required adjustment, including the basis therefor (it being understood that any determination of a disputed item shall be not greater or less than the amount of such disputed item as proposed by Parent in the Final Calculation or as proposed by Holders’ Representative in the Objection Notice).  Parent and Holders’ Representative may require the Reviewing Party to enter into a confidentiality agreement on terms agreeable to Parent, Holders’ Representative and the Reviewing Party.  The procedures of this Section 2.20(b) are exclusive and the determination of the Reviewing Party shall be final and binding on the Parties.  The decision rendered pursuant to this Section 2.20(b) may be filed as a judgment in any court of competent jurisdiction.

(c)Post-Closing Purchase Price Adjustment.

(i)If the Closing Net Working Capital as finally determined pursuant to Section 2.20(a) is greater than the Net Working Capital Target, then Parent shall pay to the Exchange Agent (on behalf of the Holders) such excess in accordance with Section 2.20(d).  If the Closing Net Working Capital as finally determined pursuant to Section 2.20(a) is less than the Net Working Capital Target, then the Holders shall owe to Parent such shortfall as provided in Section 2.20(d).

(ii)If the Closing Cash as finally determined pursuant to Section 2.20(a) is greater than the Estimated Closing Cash, then Parent shall pay to the Exchange Agent (on behalf of the Holders) such excess in accordance with Section 2.20(d).  If the Closing Cash as finally determined pursuant to Section 2.20(a) is less than the Estimated Closing Cash, then the Holders shall owe to Parent such shortfall as provided in Section 2.20(d).

(iii)If the Company Transaction Expenses as finally determined pursuant to Section 2.20(a) are greater than the Estimated Company Transaction Expenses, the Holders shall owe to Parent such excess as provided in Section 2.20(d).  If the Company Transaction Expenses as finally determined pursuant to Section 2.20(a) are less than the Estimated Company Transaction Expenses, then Parent shall pay to the Exchange Agent (on behalf of the Holders) such shortfall in accordance with Section 2.20(d).

(iv)If the Closing Company Debt as finally determined pursuant to Section 2.20(a) is greater than the Estimated Closing Company Debt, then the Holders shall owe to Parent such excess as provided in Section 2.20(d).  If the Closing Company Debt as finally determined pursuant to Section 2.20(a) is less than the Estimated Closing Company Debt, then Parent shall pay to the Exchange Agent (on behalf of the Holders) such shortfall in accordance with Section 2.20(d).

(d)Final Adjustment.  Without duplication, all amounts owed pursuant to Section 2.20(c) shall be aggregated, and the net amount (if any) owed by Parent to the Holders’ Representative (on behalf of the Holders), on the one hand, or owed to Parent, on the other hand, is referred to as the “Final Adjustment Amount.” Within five (5) Business Days following the determination of the Final Adjustment Amount:

(i)in the event the net effect pursuant to this Section 2.20(d) is an increase in the Closing Merger Consideration, then Parent shall make a cash payment equal to the Final Adjustment Amount to the Exchange Agent (on behalf of the Holders) by wire transfer of immediately available funds for further distribution to the Holders; and

(ii)in the event the net effect pursuant to this Section 2.20(d) is a decrease in the Closing Merger Consideration, then the Holders shall owe an amount equal to the Final Adjustment Amount to Parent, and Parent shall setoff such amounts due against the Hold-Back Cash and Hold-Back Shares in accordance with the procedures set forth in Section 8.03.

Any payments made pursuant to this Section 2.20 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

2.21Indemnification Hold-Back and Payment.  No later than 10 Business Days following the General Survival Date, Parent shall deliver to the Holders in accordance with Section 2.06(c)(v), Section 2.06(c)(vi), and the Allocation Schedule, as it may be adjusted, Hold-Back Cash and Hold-Back Shares (valued at the Merger Consideration Share Price) (the date of such delivery, the “Indemnification Hold-Back Payment Date”); provided, however, that if, when any amount would otherwise be distributed pursuant to this Section 2.21 on the Indemnification Hold-Back Payment Date, there shall exist a timely made good faith claim by Parent in accordance with ARTICLE VIII to exercise the Offset Right, all or a portion of such amount as determined by Parent (in its reasonable discretion) to represent the Losses at issue specified in such claim (including, if applicable, as to any specific Holder) shall, subject to compliance with the procedures specified in ARTICLE VIII, be withheld from payment until such time as the claim has been finally resolved, in which case the Offset Right shall apply against such portion of the amount at issue resolved in favor of Parent and the balance of any withheld portion (if applicable) shall be distributed to the Holders (or, as applicable, to the affected Holders) as contemplated by this Agreement.

2.22Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.  Notwithstanding any provision herein to the contrary, (x) no Party and no Parent Indemnified Person shall have any liability to any Holder with respect to the tax treatment or the tax consequences of the Merger or the other Transactions, and (y) each Holder shall be solely responsible with respect to the tax treatment of the Merger or the other Transactions as to such Holder as well as the tax consequences thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and effect the Merger, with the understanding that Parent and Merger Sub are relying thereon in entering into this Agreement and consummating the Transactions (including the Merger), the Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are set forth in the Disclosure Schedule (provided that the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement only to the extent it is reasonably apparent that such disclosure is applicable to such other sections and subsections), as of the Agreement Date and as of the Closing Date as follows:

3.01Organizational Matters.

(a)Valid Existence; Good Standing.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own or lease all of its properties and assets and to carry on its business as now conducted.  The Company is duly licensed or qualified to do business and is in good standing under the laws of Delaware, New York, and each other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or licensed by it makes such licensing or qualification necessary, except where the failure to have such license or qualification would not reasonably be expected to result in a Company Material Adverse Effect.

(b)Operations.  Section 3.01(b) of the Disclosure Schedule lists each state and country in which any Acquired Company has any employee or officer (each a “Current Employee”) or has assets or leases Real Property.  Current Employees, together with any former employees or officers of any Acquired Company, are referred to herein individually as an “Employee” and collectively as “Employees.” Section 3.01(b) of the Disclosure Schedule also lists each state and country in which each Acquired Company has any individual consultant or independent contractor that is currently engaged and is actively providing services to such Acquired Company (each a “Current Consultant”) as of the Agreement Date and any current director (who is not an Employee).  Current Consultants, together with any director (who is not an Employee) of any Acquired Company, are referred to herein individually as a “Consultant” and collectively as “Consultants.”

(c)Subsidiaries.  Section 3.01(c) of the Disclosure Schedule sets forth the name of each Subsidiary of the Company, the capitalization of each Subsidiary, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized.  Other than as set forth on Section 3.01(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests in any Person that is not a Subsidiary of the Company.  Except as set forth on Section 3.01(c) of the Disclosure Schedules, each Subsidiary is wholly-owned by the Company.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company’s Subsidiaries has all requisite corporate or entity power and authority to own or lease all of its properties and assets and carry on its business as it is now being conducted, except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing under the Laws of each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification required by Law, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Subsidiary of the Company is in violation of its organizational documents in any material respect.  PsyInnovations India provides only technical software support to the Company and does not engage in any active marketing/telecommunications activities, other than providing sales support to the Company’s sales team in the United States and software code development as directed by the engineering team in the United States.

(d)Corporate Documents.  The Company has delivered or made available to Parent true and complete copies of the Charter Documents of the Company and each of its Subsidiaries, in each case as the same may have been amended from time to time.  All such Charter Documents are unmodified and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of the applicable Charter Documents.  The Company’s board of directors has not proposed or approved any amendment of any of the Charter Documents.  The Company has delivered or made available to Parent and its representatives true and complete copies of the stock ledger of the Company and of the minutes of all meetings of, or resolutions adopted by, the Company Stockholders, the board of directors and each committee of the board of directors of the Company held since the Reference Date.

(e)Officers and Directors.  Section 3.01(e) of the Disclosure Schedule lists all of the directors and officers of each Acquired Company.

3.02Authority; Noncontravention; Voting Requirements.

(a)Power and Authority.  Subject to obtaining the Requisite Stockholder Approval, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform all of its obligations hereunder and thereunder and to consummate the Transactions (including the Merger).

(b)Due Authorization of Agreement.  The Company’s board of directors, at a meeting duly called and held pursuant to the DGCL or pursuant to an action by unanimous written consent adopted pursuant to the DGCL, has unanimously (i) approved and declared advisable and in the best interests of the Company and the Company Stockholders the Transaction Agreements and the Transactions (including the Merger) and (b) recommended that the Company Stockholders adopt this Agreement and approve the Transactions (including the Merger).  The execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger) have been duly authorized by the Company’s board of directors and, subject to adoption of this Agreement by the affirmative vote or written consent of the Company Stockholders representing the requisite number of shares of Company Stock and the Company’s preferred stock required under the DGCL and the Company’s Charter Documents (the “Requisite Stockholder Approval”), no other action on the part of the Company’s board of directors or the Company Stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger).

(c)Valid and Binding Agreements.  This Agreement and each of the other Transaction Agreements to which the Company is a party have been, or will be as of the Closing Date, duly executed and delivered by the Company.  Assuming due authorization, execution and delivery of this Agreement and the other Transaction Agreements by the other Parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements shall, when executed and delivered, constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(d)No Conflict.  Except as set forth in Section 3.02(d) of the Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor the consummation of the Transactions shall (i) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (ii) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit or result in the creation of any Lien upon any of the properties or assets of any Acquired Company (any such event, a “Conflict”) under (x) any provision of any Charter Documents or any resolutions adopted by the board of directors or the stockholders of any Acquired Company, (y) any Material Contract, or (z) any Permit issued to any Acquired Company or any Order or Law applicable to any Acquired Company or any of its properties or assets (whether tangible or intangible).   Following the Closing Date, each Acquired Company shall continue to be permitted to exercise all of its rights under all Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Acquired Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the Transactions contemplated by this Agreement not occurred.

3.03Capitalization.

(a)Authorized and Issued Securities.  The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock and 8,818,624 shares of Company Preferred Stock.  The capitalization of the Company is as follows: (i) 9,952,808 shares of Company Common Stock are issued and outstanding, (ii) (A) 964,966 shares of Series Seed Preferred Stock of the Company are issued and outstanding, (B) 1,143,012 shares of Series Seed-2 Preferred Stock of the Company are issued and outstanding, (C) 2,033,487 shares of Series Seed-3 Preferred Stock of the Company are issued and outstanding, (D) 2,453,631 shares of Series Seed-A Preferred Stock of the Company are issued and outstanding, and (E) 1,475,832 shares of Series Seed A-1 Preferred Stock of the Company are issued and outstanding, (iii) no shares of Company Stock are held by the Company in its treasury, (iv) 606,673 shares of Company Stock are subject to outstanding options under the Company Option Plan, (v) (A)  115,194 shares of the Company’s Series Seed-A Preferred Stock are subject to an outstanding Company Warrant and (B) 321,474 shares of the Company’s Series Seed-2 Preferred Stock are subject to an outstanding Company Warrant, (vi) no outstanding options have been issued outside the Company Option Plan, and (vii) a sufficient number of Company Stock is available for issuance upon exercise or conversion of all outstanding Company Options and Company Warrants.  Except with respect to the Persons set forth in Section 3.03(a) of the Disclosure Schedule to whom the Company promised Options but to whom no such equity grants were made (such Persons, the “Non-Receiving Grantees”), there are no, and as of the Closing (after giving effect to the issuance, or deemed issuance, of shares of Company Stock in respect of the Convertible Loans, all of which are set forth in Section 3.03(a) of the Disclosure Schedule) there shall be no, shares of Company Stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Stock.  Section 3.03(a) of the Disclosure Schedule sets forth the number of shares of Company Stock that would have been promised to each Non-Receiving Grantee.

(b)Ownership of Stock and Options.  Section 3.03(b) of the Disclosure Schedule sets forth a complete and accurate list of each of (i) the record holders of each class or series of the Company Stock and the number of shares of each such class or series of Company Stock held by each Holder as of the Agreement Date and the number of shares or other securities into which such Company Stock is convertible, listed by class and series, (ii) all Company Options and the Company Optionholders thereof (including a notation as to which Company Optionholders are the Non-Accredited Optionholders) as well as the exercise prices, dates of grant, type of Option (nonqualified or intended to qualify as an “incentive stock option” under the Code), and numbers of shares of Company Stock for which such Company Options are exercisable by each such Company Optionholder as of the Agreement Date, (iii) all Company Warrants and the Company Warrantholders thereof, as well as the exercise prices, dates of grant, vesting period, and numbers of shares of Company Stock for which such Company Warrants are exercisable by each such Company Warrantholder as of the Agreement Date, and (iv) all Convertible Loans and the holders thereof as well as the shares of Company Stock issuable in full satisfaction thereof.  All issued and outstanding shares of Company Stock are owned of record and beneficially as set forth in Section 3.03(b) of the Disclosure Schedule.

(c)Valid Issuance; No Preemptive or Other Rights.

(i)All issued and outstanding shares of Company Stock (x) are, and all shares of Company Stock that may be issued pursuant to the exercise of Company Options and Company Warrants and the exercise or conversion of outstanding Convertible Loans shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, (y) are not subject to, nor were issued in violation of, any preemptive rights, rights of first offer or refusal, co-sale rights or similar rights arising under applicable Law or pursuant to the Company Charter Documents, or any Contract to which the Company is a party or by which it is bound, and (z) have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities Laws.  Each Company Option granted under the Company Option Plan was duly authorized by all requisite corporate action on a date no later than the grant date and has an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date, as determined by the Company’s board of directors in accordance with Section 409A of the Code.  The Company is not under any obligation to register any of its presently outstanding securities, or securities issuable upon exercise or conversion of such securities, under the Securities Act or any other Law.

(ii)The rights, preferences and privileges of the Company Stock are as set forth in the Company Charter Documents.  There is no liability for dividends accrued and/or declared but unpaid with respect to the outstanding Company Stock.  The Company is not subject to any obligation to repurchase, redeem or otherwise acquire any shares of Company Stock or any other voting securities or equity interests (or any options, warrants or other rights to acquire any shares of Company Stock, voting securities or equity interests) of the Company.  To the Company’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Company Stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.

(iii)True and complete copies of all form agreements and instruments (and any amendments thereto, if applicable) relating to or issued under the Company Option Plan have been delivered or made available to Parent; there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided or made available to Parent; and all equity grants under the Company Option Plan have been made pursuant to agreements and instruments and do not deviate from such form agreements and instruments in any material respect.

3.04No Consents or Approvals.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the receipt of the Requisite Stockholder Approval, no consents or approvals of, filings with, or notices to any Governmental Authority are required to be made or obtained by the Company for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is a party, and the consummation of the Transactions (including the Merger).

3.05Financial Matters.

(a)Financial Statements.

(i)Prior to the Agreement Date, the Company has delivered or made available to Parent true and complete copies of the following consolidated financial statements of the Company and its Subsidiaries (collectively, the “Financial Statements”): (x) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the fiscal year ended December 31, 2020 (December 31, 2020, the “Balance Sheet Date”); and (y) the unaudited balance sheet and related unaudited statements of income, cash flows and stockholders’ equity as of and for the three-month period ended March 31, 2021 (the “Interim Balance Sheet” and such date the “Interim Balance Sheet Date”).

(ii)The books and records of the Company and its Subsidiaries (x) have been and are being maintained in accordance with the policies described in Section 3.05(a)(ii) of the Disclosure Schedule and (y) are complete, properly maintained and do not contain or reflect any material inaccuracies or discrepancies.

(b)Fair Presentation.  The Financial Statements were prepared on a consistent basis throughout the periods covered thereby.  The Financial Statements fairly present the financial condition of the Company as of such dates and the results of operations of the Company and its Subsidiaries for such periods, and were derived from and are consistent with the books and records of the Company and its Subsidiaries; provided, however, that the Financial Statements as of and for the period ended on the Interim Balance Sheet Date are subject to normal year-end adjustments (which are not expected to be material individually or in the aggregate).

(c)No Undisclosed Liabilities.  No Acquired Company has any Liabilities that are not reflected or reserved against on the face of (and not in the notes to) the Financial Statements, except Liabilities (i) incurred by such Acquired Company in connection with the preparation, execution, delivery and performance of the Transaction Agreements and included in the Company Transaction Expenses, or (ii) which have arisen in the Ordinary Course of Business since the Interim Balance Sheet Date.

(d)Off-Balance-Sheet Arrangements.  There are no “off-balance-sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to any Acquired Company.

(e)Bank Accounts.  Section 3.05(e) of the Disclosure Schedule sets forth an accurate list (account type, name and address) of each bank and other financial institution in which any Acquired Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box and the names of the persons having signing authority or other access thereto.  All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

(f)Company Debt.  Except as set forth in Section 3.05(f) of the Disclosure Schedule, there is no Company Debt.  With respect to each item of Company Debt, Section 3.05(f) of the Disclosure Schedule accurately sets forth the name of the creditor, the Contract under which such debt was issued, the principal amount of the debt and a description of the collateral if secured.  No Acquired Company is in default with respect to any outstanding Company Debt or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would result in a default, and no such Company Debt or any instrument or agreement thereto purports to limit the operation of such Acquired Company’s business.  Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Company Debt have been provided or made available to Parent.

3.06Absence of Certain Changes or Events.  Since the Balance Sheet Date, (i) there has not been a Company Material Adverse Effect and (ii) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of any Acquired Company that adversely affects the use thereof.  Since the Balance Sheet Date, each Acquired Company has been operated in the Ordinary Course of Business and, without limiting the foregoing, no Acquired Company has taken any action described in Section 5.01 that if taken after the Agreement Date and prior to the Closing would violate such provision.

3.07Legal Proceedings.  Since the Reference Date, there have not been and there are no pending Actions, and there are no Actions threatened in writing, in either case, by or against the any Acquired Company, its properties or assets or any of such Acquired Company’s officers or directors in their capacities as such.

3.08Compliance with Laws; Permits.

(a)Each Acquired Company is and has at all times been in compliance with all Health Care Laws and Information Privacy and Security Laws and has been in material compliance with all other Laws, in each case applicable to such Acquired Company or any of its assets, business or operations; provided, however, for the avoidance of doubt, Laws applicable to any Acquired Company or any of its assets, business or operations means those Laws that apply to such Acquired Company based on its operations as of a particular date with respect to which compliance would be required.  Each Acquired Company holds all Permits necessary to conduct its business and operate its assets in all material respects, and all such Permits are in full force and effect.  Each Acquired Company is and has always been in material compliance with the terms of all Permits necessary to conduct its business and to lease and operate its properties and facilities.  Section 3.08(a) of the Disclosure Schedule sets forth a list of all Permits that are held by the Acquired Companies.  No Acquired Company has received notice from any Governmental Authority claiming or alleging that such Acquired Company was not in compliance with all Laws applicable to such Acquired Company or its business or operations; no Acquired

Company has received in writing a notice of assessment of any penalty with respect to any alleged failure by such Acquired Company to have or comply with any Permit.

(b)No Acquired Company, or, to the Company’s Knowledge, any of its officers, directors, Employees, Consultants or agents, has, in the operating of such Acquired Company’s business, engaged in any activities which are prohibited or are cause for criminal or civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b or 1395nn, 5 U.S.C. § 8901 et seq. (the Federal Employees Health Benefits program statute), or the regulations, agency guidance, or similar legal requirement promulgated pursuant to such statutes or any analogous state or local Laws.

(c)No Acquired Company, or, to the Company’s Knowledge, any of its directors, officers, Employees, Consultants, or agents, in their capacity as officers, directors, Employees, Consultants or agents of such Acquired Company, has, directly or indirectly given any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person.

(d)(i) Each Current Employee and Current Consultant of each Acquired Company required to be licensed by an applicable Governmental Authority, professional body and/or medical body has such licenses, (ii) such licenses are in full force and effect and (iii) to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to result in any such licenses being suspended, revoked or otherwise lapse prematurely.

(e)No Acquired Company or any of its Employees, or, to the Company’s Knowledge, any of its Consultants, agents or vendors has been excluded, suspended, debarred or otherwise sanctioned by any Governmental Authority, including the U.S. Department of Health and Human Services Office of Inspector General or the General Services Administration.

(f)Each Acquired Company is and has at all times been in compliance with all applicable Laws relating to the privacy, security, use, and disclosure of, and communication with respect to, health information, including “protected health information” or “PHI” as defined under HIPAA, created, used, disclosed or stored in the course of the operations of such Acquired Company, including HIPAA and all applicable state, federal and international laws regarding the privacy and security of health information; provided, however, for the avoidance of doubt, applicable Laws means those Laws that apply to such Acquired Company based on its operations as of a particular date with respect to which compliance would be required.  Each Acquired Company has the necessary agreements with all of such Acquired Company’s “business associates” as such term is defined by and as such agreements are required by HIPAA.  True and complete copies of all current HIPAA and health information privacy policies, and all business associate contracts, that are used by each Acquired Company have been provided or made available to Parent, and such privacy policies and business associate agreements are in compliance with all applicable Laws relating to the privacy, security, use, and disclosure of health information.  Each Acquired Company has at all times complied in all material respects with all rules, policies, and procedures established by such Acquired Company from time to time and as applicable with respect to privacy, security, data protection, or the collection and use of health information created, used, disclosed, or stored in the course of the operations of such Acquired Company.  No Actions have been asserted or, to the Knowledge of the Company, threatened in writing against any Acquired Company by any person alleging a violation of such person’s privacy, personal, or confidentiality rights under any such rules, policies, or procedures.

(g)With respect to all health information and PHI as described in Section 3.08(f), each Acquired Company has taken best efforts (including implementing and monitoring compliance with administrative, physical and technical safeguards) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure, or other misuse.  Each Acquired Company maintains and has implemented security policies and procedures as required by HIPAA and other applicable laws.  There has been no “Breach of Unsecured PHI,” as defined under HIPAA, and no successful “Security Incident” as defined under HIPAA, resulting in the unauthorized use or disclosure of PHI.  Each Acquired Company maintains systems, policies and procedures to respond to incidents and complaints alleging violations of applicable privacy or security standards and to identify and report all Breaches of Unsecured Protected Health Information in accordance with such Acquired Company’s legal and contractual obligations.

(h)None of the representations and warranties contained in this Section 3.08 shall be deemed to relate to environmental matters (which are governed by Section 3.11), employee or employee benefits matters (which are governed by Section 3.10), or tax matters (which are governed by Section 3.09).

3.09Taxes.

(a)Each Acquired Company has paid all Taxes owed by such Acquired Company, whether or not shown on any Tax Return.  Since the Balance Sheet Date, no Acquired Company has incurred any material Liability for Taxes arising outside of the Ordinary Course of Business.  There are no Liens for Taxes (other than Permitted Liens).  No Acquired Company is subject to any currently effective waiver of any statute of limitations in respect of Taxes and has not agreed to any currently effective extension of time with respect to a Tax assessment or deficiency.

(b)Each Acquired Company has timely filed, taking into account any extensions granted to such Acquired Company which are set forth in Section 3.09(b) of the Disclosure Schedule as to Tax Returns not yet filed as of the Agreement Date, all Tax Returns that are required to have been filed by or with respect to such Acquired Company.  All such Tax Returns were, when filed, true, correct and complete in all material respects.  No Acquired Company is the beneficiary of any currently effective extension of time within which to file any Tax Return.  No claim has ever been made by any Taxing Authority with respect to an Acquired Company in a jurisdiction where such Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been finally resolved.

(c)Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing by such Acquired Company to any Employee, Consultant, creditor, stockholder or other third party.

(d)No deficiencies for any Taxes have been proposed or assessed against or with respect to any Taxes due by, or Tax Returns of, any Acquired Company, which deficiencies have not been finally resolved, and no Acquired Company has received written notice of any audit, assessment, dispute or claim concerning any Tax Liability of such Acquired Company, which audit, assessment, dispute or claim has not been finally resolved.

(e)No Acquired Company (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Company) filing a consolidated federal income Tax Return and (ii) has Liability for Taxes of any Person arising from the application of

Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Tax Law, or as a transferee or successor, or pursuant to a Tax Sharing Agreement.

(f)No Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)No Acquired Company has ever made an election under Section 965(h) of the Code.

(h)No Acquired Company has made any payments, is obligated to make any payments and is a party to any agreement, including this Agreement, that under certain circumstances could obligate it to make any payments to any “disqualified individual” within the meaning of Section 280G of the Code that shall not be fully deductible under Section 280G of the Code.

(i)No Acquired Company shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting requested by such Acquired Company prior to the Closing; (ii) agreement entered into by such Acquired Company with any Taxing Authority prior to the Closing; (iii) installment sale or open transaction disposition made by such Acquired Company prior to the Closing; (iv) prepaid amounts received or paid by such Acquired Company prior to the Closing other than amounts consistent with the deferred revenue shown on the Estimated Balance Sheet; (v) cancellation of indebtedness income recognized by such Acquired Company pursuant to Section 108 of the Code with respect to any Company Debt that is properly allocable to the Pre-Closing Tax Period; or (vi) deferral of income under Section 108(i) of the Code as a result of any reacquisition of a debt instrument by such Acquired Company occurring prior to the Closing.  No Acquired Company has utilized the long-term method of accounting prior to the Closing.

(j)Within the last two years, no Acquired Company has distributed stock of another Person, nor, to the Company’s Knowledge, has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)Except as set forth in Section 3.09(k) of the Disclosure Schedule, (i) no Acquired Company has or ever had a permanent establishment (as defined in the applicable tax treaty) in any foreign country and (ii) no Acquired Company engages or has ever engaged in a trade or business in any foreign country that would cause such Acquired Company to be obligated to pay Taxes or file Tax Returns in such country.

(l)The Company has delivered or made available to Parent correct and complete copies of all federal and state income Tax Returns filed since January 1, 2017 and all examination reports and statements of deficiencies filed, or assessed against and agreed to, by each Acquired Company with respect to Taxes for all taxable periods ending on or prior to the Agreement Date.

(m)Except as set forth in Section 3.09(m) of the Disclosure Schedule, no Acquired Company is or has ever been a “United States shareholder” within the meaning of Section 951(b) with respect to any Person that is or was treated as a “controlled foreign corporation” as defined in Section 957 of the Code.  No Acquired Company owns an equity interest in any Person that is treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n)Section 3.09(n) of the Disclosure Schedule lists all jurisdictions (whether foreign or domestic) in which each Acquired Company pays Taxes and the nature of the Taxes paid by such Acquired Company.

(o)No Acquired Company has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(p)No power of attorney that has been granted by any Acquired Company with respect to any matter relating to the Taxes of such Acquired Company is currently in force.

(q)No Acquired Company has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax Law.

(r)No Acquired Company has ever been a “personal holding company” within the meaning of Section 542 of the Code.

(s)No Acquired Company is or has ever been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements between or among such Acquired Company and any related parties and/or the terms thereof have been conducted in an arm’s length manner consistent with such Acquired Company’s transactions or agreements with unrelated third parties.

(t)Notwithstanding anything in this Agreement to the contrary, no representations are made concerning the Parent’s or the Company’s ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company and nothing in this Section 3.09 shall be construed as a representation or warranty with respect to any Tax position that any Person may take in or in respect of any Tax period (or portion thereof) beginning after the Closing Date.

3.10Employee Benefits and Labor Matters.

(a)Plans and Arrangements.  Section 3.10(a) of the Disclosure Schedule sets forth a true and complete list of all Company Plans.

(b)Plan Documents.  With respect to each material Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof (including amendments) or a copy of the representative form agreement thereof and, to the extent applicable, true and complete copies of the following documents with respect to each Company Plan: (i) any Contracts or agreements (including service contracts or documents governing the investment and management of the plan or the assets thereof) plans (including all current and prior amendments or restatements thereof), and related trust documents, insurance Contracts or other funding arrangements, in each case as currently in effect, and all amendments thereto; (ii) the results of the non-discrimination testing since the Reference Date; (iii) Forms 5500 and all schedules thereto since the Reference Date; (iv) the most recent actuarial report, if any; (v) the most recent IRS determination or opinion letter; (vi) all correspondence, rulings or opinions issued by the DOL, IRS or any other Governmental Authority and all material correspondence from the Company to the DOL, IRS or other Governmental Authority other than routine reports, returns or other filings since the Reference Date; (vii) the most recent summary plan descriptions and any summaries of material modifications with respect thereto; and (viii) written descriptions of all non-written Company Plans.

(c)ERISA.  No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and neither the Company nor any other Acquired Company or other trade or business (whether or not incorporated) that, together with the Company, would be treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code (each an “ERISA Affiliate”) has incurred any liability pursuant to Title IV of ERISA that remains unsatisfied.  Neither the Company nor any ERISA Affiliate has sponsored, contributed or had an obligation to contribute, to any Title IV Plan, or any money purchase pension plan subject to Section 412 of the Code, within the past six (6) years.  No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) or a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.  During the past six (6) years, neither the Company nor any of its ERISA Affiliates has completely or partially withdrawn from any Multiemployer Plan and no termination liability to the United States Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company nor any of its ERISA Affiliates.  None of any Acquired Company or any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has, to the Company’s Knowledge, engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA (which is not otherwise exempt), with respect to any Company Plan, nor, to the Company’s Knowledge, have there been any fiduciary violations under ERISA that could subject any Acquired Company (or any Employee) to any material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code.

(d)Status of Plans.  Company Plans intended to qualify under Section 401 of the Code or other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified and any trusts intended to be exempt from federal income taxation under the Code are so exempt.  To the Knowledge of the Company, (i) nothing has occurred with respect to the operation of any Company Plans that could reasonably be expected to cause the loss of such qualification or exemption; and (ii) no event has occurred and no condition exists with respect to any Company Plan that would subject the Company to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.  For each Company Plan with respect to which a Form 5500 has been filed, no adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.  None of the Company Plans provides for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.  Each Plan providing medical, dental, vision, and prescription benefits, life insurance, accidental death and dismemberment, and long term disability coverage is fully-insured and not self-insured.  The Company and its ERISA Affiliates have offered their full-time employees minimum essential coverage that is affordable and provides minimum value to the extent required to avoid a penalty under Code Section 6055 and 6056, to the extent applicable.

(e)Contributions to Plans.  All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code) have been timely made.  There are no material unfunded liabilities or benefits under any Company Plans that are not reflected in the Financial Statements.

(f)Conformity with Laws.  All Company Plans have been established, operated and maintained in material accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing.  There are no pending Actions or, to the Knowledge of the Company, threatened, arising from or relating to the Company Plans (other than routine benefit claims) and no Company Plan has within the three (3) years prior to the Closing Date been the subject of an examination or audit by a Governmental Authority.  There are no filings or applications pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Authority.  Each Acquired Company has satisfied obligations applicable to such Acquired Company under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any Employee (or any dependent or former dependent of such Employee) with respect to any qualifying event that has occurred on or before the Closing Date.  Section 3.10(f) of the Disclosure Schedule lists each individual who, as of the Agreement Date, (i) is currently receiving continuation coverage under COBRA under a Company Plan, or (ii) is within his or her COBRA election period.

(g)Leased Employees.  No Acquired Company has any Employees who are “leased employees” (as that term is defined in Section 414(n) of the Code) or has any liability, contingent or otherwise, for any federal, state or local workers’ compensation contribution, with respect to any Employees who are leased employees.

(h)Employment Matters.

(i)Section 3.10(h)(i) of the Disclosure Schedule sets forth a true and complete listing of the Current Employees and the Current Consultants, as of the Agreement Date, including each such person’s name, job title or function and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by an Acquired Company, and for each such Current Employee or such Current Consultant, the amount of all incentive compensation paid or payable to such person for the current calendar year, and each such Current Employee’s or such Current Consultant’s current status (as to full time or part time, exempt or nonexempt and temporary or permanent status and as to classification as an employee, consultant or independent contractor).  No Current Employees are on leave or disability.  Other than as fully reflected or specifically reserved against in the Financial Statements (or as otherwise expressly permitted or required pursuant to this Agreement), no Acquired Company has paid or contractually promised to pay any bonuses, commissions or incentives to any Employee or Consultant.  The Company has delivered or made available to Parent a true and complete copy of the employee handbook for each Acquired Company, if any, and all other employment policies, if any, currently applicable to any Current Employee or Current Consultant.

(ii)To the Company’s Knowledge, no officer, Current Consultant or Current Employee at the level of manager or higher has disclosed any plans to terminate his, her or their employment or other relationship with any Acquired Company.

(iii)Each Acquired Company has a USCIS Form I-9 that is validly and properly completed in accordance with applicable Law for each Employee with respect to whom such form is required by applicable Law.  Each Acquired Company has complied with all Department of Homeland Security, DOL and State Department regulations governing the employment of foreign national workers.  If applicable, each Acquired Company has complied with all Laws related to H-1B workers, including the payment of wages and the maintenance of public access files related to the filing of ETA-9035 Labor Condition Applications.

(iv)Except as set forth in Section 3.10(h)(iv) of the Disclosure Schedule:

(A)since the Reference Date: (x) each Acquired Company has paid or made provision for payment of all salaries and wages, which are payable by such Acquired Company to any Employees, accrued through the Closing Date and is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, immigration, wages, hours and benefits, non-discrimination in employment, workers’ compensation, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, ERISA, the Equal Pay Act of 1963, the National Labor Relations Act  of 1935, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans’ Reemployment Act, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act and any and all similar applicable state and local Laws; and (y) such Acquired Company has not been engaged in any unfair employment practice, as defined in the National Labor Relations Act of 1935 or other applicable Law;

(B)since the Reference Date, no Acquired Company has received a notice, citation, complaint or charge asserting any violation or liability under the Occupational Safety and Health Act or any similar applicable Law regulating employee health and safety;

(C)(u) none of the Current Employees is represented by any labor union or other labor representative with respect to his or her employment with the applicable Acquired Company; (v) there are no labor, collective bargaining agreements or similar arrangements binding on any Acquired Company with respect to any Current Employees; (w) since the Reference Date, no petition has been filed nor has any proceeding been instituted by any Employee or group of Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement; (x) to the Company’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Current Employees; (y) since the Reference Date, there has not occurred or, to the Company’s Knowledge, has not been threatened any strikes, slowdowns, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to Employees; and (z) no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or, to the Company’s Knowledge, threatened;

(D)since the Reference Date, no Acquired Company has received notice of any charge or complaint pending before the Equal Employment Opportunity Commission or similar Governmental Authority alleging unlawful discrimination in employment practices, or before the National Labor Relations Board or similar Governmental Authority alleging any unfair labor practice, by such Acquired Company, nor, to the Knowledge of the Company, has any such charge been threatened;

(E)(x) all Current Employees are employed on an at-will basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before such termination; and (y) each Acquired Company’s relationships with all individuals who act as Consultants to such Acquired Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before such termination;

(F)since the Reference Date, no Acquired Company has effectuated: (x) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company; or (y) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any Acquired Company; and

(G)any individual performing services for an Acquired Company who has been classified as an independent contractor, or as an employee of some other entity whose services are leased to such Acquired Company, has been correctly classified and is not a common law employee of such Acquired Company.

(v)No Employee has asserted any legal claims either orally or in writing to any Acquired Company concerning violations of any of the following Laws or regulations: labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

(i)Effect of Transaction.  Except for the payment of the consideration under ARTICLE II or otherwise provided in this Agreement or under applicable Law, neither the execution and delivery of the Transaction Agreements nor the consummation of the Transactions shall result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, (iv) require any contributions or payments to fund any obligations under any Company Plan, or (v) the forgiveness in whole or in part of any outstanding loans made by any Acquired Company to any Employee or Consultant.  No payment, right or benefit that becomes due or accelerated as a result of the execution and delivery of the Transaction Agreements or the consummation of the Transactions is an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)Compliance with Section 409A of the Code.  Except as disclosed in Section 3.10(j) of the Disclosure Schedule, no Company Plan is a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code.  Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  All Options that have been granted to employees that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no option is subject to the provisions of Section 409A of the Code.

(k)Plans Outside the United States.  No Company Plan is subject to the laws of any jurisdiction other than the United States of America or India.

(l)Plan Termination.  Each Company Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability to the Company, Parent or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event).  Except as required by Law, neither the Company nor any of its Affiliates has announced its intention to modify or amend any Company Plan or adopt any arrangement or program which, once established, would come within the meaning of a Company Plan, and each asset held under any Company Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable Liability, other than ordinary administrative expenses.

3.11Environmental Matters.  To the Company’s Knowledge, each Acquired Company is, and at all times has been, in compliance with all applicable Environmental Laws.  There is no Action arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against any Acquired Company.  No Acquired Company has received any written notice of, or entered into, or assumed by Contract or operation of Law, any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws.  To the Company’s Knowledge, no Acquired Company has stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Material in a manner that has given or would reasonably be expected to give rise to any Liabilities (including any Liabilities for response costs, corrective action costs, personal injury, natural resource damages, property damage, or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental Laws.  To the Company’s Knowledge, no property or facility now or previously operated by any Acquired Company currently is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state or local registry list and, to the Knowledge of the Company, no off-site location at which any Acquired Company has disposed or arranged for the disposal of any Hazardous Material is listed or proposed to be listed on the National Priorities List or on any analogous state or local list.

3.12Contracts.

(a)Specified Material Contracts.  Except as set forth in Section 3.12(a) of the Disclosure Schedule, no Acquired Company is a party to or has any obligations, rights or benefits under, and no assets or properties of any Acquired Company are bound by any:

(i)Contracts that purport to limit, curtail or restrict the ability of any Acquired Company to conduct business in any geographic area or line of business or restrict the Persons with whom any Acquired Company or any of its future Subsidiaries or Affiliates may do business;

(ii)Contracts: (x) with any Employee and any offer letters for employment or consulting with any Acquired Company, that (A) provide for anticipated annual compensation or other payments in excess of $50,000 for any individual (other than employment offers terminable at will with no severance or acceleration liability), including any Contracts with individuals providing for any commission-based compensation in excess of such amount, (B) provide for the payment of non-qualified deferred compensation subject to Section 409A of the Code, or (C) provide for potential severance payments or other severance benefits; and (y) with any Consultant and any offer letters to enter into consulting agreements with the Company, that provide for anticipated annual payments in excess of $50,000 for any individual, including any Contracts with individuals providing for any commission-based payments in excess of such amount;

(iii)Contracts with any labor union or other labor representative of Employees (including any collective bargaining agreement);

(iv)Contracts with any present or former officer, director or stockholder of any Acquired Company, or any Affiliate of such officer, director or stockholder (other than Company Plans, but specifically including any employment agreements that are not terminable at will without severance or acceleration liability), including, but not limited to, any agreement providing for furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or Affiliate, in each case, other than advances or reimbursements for travel and entertainment expenses consistent with such Acquired Company’s policy and practice;

(v)Contracts under which any Acquired Company has advanced or loaned any money to any of the Employees or Affiliates of any Acquired Company where there is still an outstanding amount due to an Acquired Company under such Contract, other than advances or reimbursements for expenses consistent with Company policy and past practice (including, but not limited to, travel and entertainment);

(vi)Contracts granting any power of attorney with respect to the affairs of any Acquired Company or otherwise conferring agency or other power or authority to bind such Acquired Company other than to officers and attorneys in the Ordinary Course of Business;

(vii)Partnership or joint venture agreements;

(viii)Contracts for the acquisition, sale or lease of properties or assets (including any ownership interest in any entity) other than in the Ordinary Course of Business;

(ix)Contracts with a Governmental Authority;

(x)Loan or credit agreements, indentures, notes or other Contracts evidencing indebtedness for borrowed money (contingent or otherwise) by any Acquired Company, or any Contracts pursuant to which indebtedness for borrowed money (contingent or otherwise) is guaranteed by any Acquired Company, or any guarantees of the foregoing by third parties for the benefit of any Acquired Company;

(xi)Mortgages, pledges, security agreements, deeds of trust or other Contracts granting a Lien other than Permitted Lien on any material property or assets of any Acquired Company;

(xii)Voting agreements or registration rights agreements relating to Company Stock to which the Company is a party;

(xiii)Lease or rental Contracts relating to real or personal property;

(xiv)Contracts providing for indemnification by any Acquired Company other than (x) customary indemnities in such Contracts that were entered into in the Ordinary Course of Business and (y) customary indemnities against infringement of Intellectual Property Rights contained in non-exclusive licenses entered into in the Ordinary Course of Business;

(xv)Any Contract with any supplier or provider of goods or services that are incorporated into, or related to the development of, any Product and Service involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years (other than purchase orders for goods entered into in the Ordinary Course of Business);

(xvi)Any Contracts to (x) provide services to any Person involving consideration in excess of $50,000 in the current or either of the two (2) previous fiscal years, or (y) perform any service or sell or lease any product which grants the other party or any third party “most favored nation” status, “most favored customer” pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, or rights of first refusal or rights of first negotiation;

(xvii)Contracts relating to capital expenditures and involving obligations after the Agreement Date in excess of $50,000 and not cancelable without penalty;

(xviii)Contracts relating to the disposition or acquisition of material assets or any ownership interest in any entity;

(xix)Contracts with any financial advisor, broker, finder or investment banker providing advisory services to the Company in connection with the Transactions; and

(xx)Contracts to enter into or negotiate the entering into of any of the foregoing.

(b)Documentation.  The Company has delivered or made available to Parent (i) true and complete copies of each written Material Contract and (ii) a summary of each oral Material Contract, together with any and all amendments, supplements and “side letters” thereto.

(c)Status of Material Contracts.  Each of the Contracts required to be listed in Section 3.12(a) of the Disclosure Schedule, each of the IP Contracts, and each of the Customer Contracts (collectively, the “Material Contracts”) is valid and binding on the applicable Acquired Company and in full force and effect and is enforceable in accordance with its terms by the applicable Acquired Company, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  No Acquired Company is in breach or default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default in any respect thereunder by any Acquired Company or that would result in liability to any Acquired Company.  To the Knowledge of the Company, (i) no other party to any Material Contract is in default thereunder and (ii) no condition exists that with notice or lapse of time or both would constitute a default in any respect by any such other party thereunder.  No Acquired Company has received notice of any termination or cancellation of any Material Contract.  No Acquired Company has and, to the Knowledge of the Company, no other party to any Material Contract has repudiated in writing any provision of any Material Contract.  No Acquired Company is disputing and, to the Knowledge of the Company, no other party to such Material Contract is disputing in writing, any provision of any Material Contract.  None of the parties to any Material Contract is renegotiating any amounts paid or payable to or by any Acquired Company under such Material Contract or any other term or provision thereof.

3.13Assets: Title, Sufficiency, Condition.  Each Acquired Company has good, valid and sufficient title to or sole and exclusive leasehold interest in or adequate right to use all of its tangible assets, including those that are used in the conduct of its business or reflected in the Interim Balance Sheet as being owned by the Acquired Companies or acquired after the date thereof (the “Assets”), free and clear of all Liens except Permitted Liens.  The Assets constitute all of the assets, properties and rights of every type and description that are used in and necessary for the conduct of the business of the Acquired Companies as currently conducted.  All of the tangible personal property other than the inventory (i) are in all material respects adequate and suitable for their present uses, (ii) in reasonably good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all respects in accordance with normal industry practice.

3.14Real Property.

(a)No Acquired Company owns any Real Property.

(b)The Acquired Companies have good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.  All such properties and assets (including leasehold interests) are free and clear of Liens except for Permitted Liens.

(c)Section 3.14(c) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by an Acquired Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property.  With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.  The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.  There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.15Intellectual Property; Technology; Privacy and Security; Information Systems; Disaster Recovery.

(a)Company Intellectual Property Rights and Company Technology.

(i)The Company owns or has the right to use all Company Technology and all Company Intellectual Property Rights therein for all purposes necessary for the Business as presently conducted or as proposed to be conducted following the Closing.  Except for (x) the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts and (y) off the shelf, “click wrap” or “shrink wrap” license agreements for software that is generally commercially available to the public on reasonable terms with annual, aggregate payments (including license, maintenance and support fees) not in excess of $20,000 (“Shrink Wrap Licenses”), or (z) Public Software disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology or Company Intellectual Property Rights is owned by any third party.  Except as noted in the preceding sentence, the Company exclusively owns all right, title, and interest in and to all Company Technology and all Company Intellectual Property Rights free and clear of all Liens other than with respect to the Permitted Liens.  All Company Technology and Company Intellectual Property Rights owned by an Acquired Company or used in connection with the Business are fully transferable, alienable, or licensable (subject to non-exclusive licenses entered into in the Ordinary Course of Business) by the Acquired Companies without restriction and without payment of any kind to any Person.

(ii)Section 3.15(a)(ii) of the Disclosure Schedule contains a complete and accurate list of Proprietary Software.  Except as disclosed by Section 3.15(a)(ii) of the Disclosure Schedule: (A) the Acquired Companies have maintained and protected all Proprietary Software (including all source code, system specifications, and Source Code Materials) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code or Source Code Materials of any Proprietary Software has been published, disclosed or delivered to any Person by the Acquired Companies (other than to any employee, consultant, contractor or agent of the Company); (B) no licenses or rights (including contingent rights) have been granted by any Acquired Company to any Person to access, use or distribute any source code or Source Code Materials of any Proprietary Software; (C) the Acquired Companies have complete and exclusive right, title and interest in and to all Proprietary Software except as to Public Software disclosed on Section 3.15(f) of the Disclosure Schedule that is included or made part of the Proprietary Software; (D) the Acquired Companies have developed the Proprietary Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are Employees), in each case, who may claim ownership interests in the Proprietary Software or any portion thereof, and no such third party has claimed an ownership interest in the Proprietary Software or any portion thereof; (E) the Proprietary Software includes, without limitation, the current source code, Source Code Materials, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language, in each case, that was actually created, owned or used by the Acquired Companies for the development, maintenance and implementation thereof; and (F) there are no Contracts in effect with respect to the marketing or distribution of the Proprietary Software by any other Person.

(b)Infringement.  Neither (i) the operation of the Business, including as presently conducted, nor (ii) any of the Products and Services or Company Technology, or the design, development, manufacture, use, import, export, sale, licensing, or other exploitation of any Products and Services or Company Technology, has infringed upon, diluted, misappropriated or violated any Intellectual Property Rights of any Person.  No Acquired Company has received any charge, complaint, claim, demand, or notice alleging infringement, dilution, misappropriation or violation of the Intellectual Property Rights of any Person (including any demand to refrain from using or to license any Intellectual Property Rights of any Person in connection with the conduct of the Business).  To the Company’s Knowledge, no Person has infringed upon, diluted, misappropriated or violated any Company Intellectual Property Rights at any time.  There are no pending or, to the Company’s Knowledge, claims threatened against any Acquired Company challenging the ownership or right to use by any Acquired Company of the Company Intellectual Property Rights or alleging that any of the Company Intellectual Property Rights are invalid or unenforceable, and, to the Company’s Knowledge, no valid basis exists for such a claim.  The Company has not received any opinion of counsel regarding any allegation of infringement relating to the Products and Services, Company Technology, or operation of the Business.

(c)Scheduled IP.  Section 3.15(c) of the Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to the Acquired Companies (collectively, the “Company Registrations”).  All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, cancelled or abandoned.  Section 3.15(c) of the Disclosure Schedule also identifies each trade name, unregistered trademark, service mark, and trade dress owned or exclusively licensed by the Acquired Companies that, in each case, is material to the Business of the Acquired Companies.

(d)IP Contracts.  Section 3.15(d) of the Disclosure Schedule identifies under separate headings each Contract under which any Acquired Company uses or licenses from third parties Company Technology or Company Intellectual Property Rights that are material to the operation of the Business of the Acquired Companies as presently conducted and that any Person besides any Acquired Company owns, including Software other than Proprietary Software that is licensed to or used by any Acquired Company and is related to the Business (“Third Party Software”) (other than Shrink Wrap Licenses and Public Software) (collectively “Inbound IP Contracts”) or under which any Acquired Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use or access any item of the Company Technology (the “Outbound IP Contracts”, and together with the Inbound IP Contracts, the “IP Contracts”).  Except as identified in Section 3.15(d) of the Disclosure Schedule, none of the Inbound IP Contracts are subject to any transfer, assignment, or change of control limitations.  Except as provided in the Inbound IP Contracts and Shrink Wrap Licenses, no Acquired Company owes any royalties or other payments or otherwise has any liability to any Person for the use of any Intellectual Property Rights or Technology.  The Acquired Companies have paid all fees, royalties and other payments applicable to the past and current use or exploitation of Intellectual Property Rights or Technology provided for by the Inbound IP Contracts and Shrink Wrap Licenses, and no fees, royalties or other payments provided by the Inbound IP Contracts and Shrink Wrap Licenses are due or otherwise required to be paid by any Acquired Company within thirty (30) days following the Closing Date or otherwise become due as a result of, or attributable to, the Transactions contemplated herein.

(e)Confidentiality and Invention Assignments.  Each Acquired Company has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of its Confidential Information and trade secrets and has required any Employee, Consultant or third party with access, or to whom it has disclosed its Confidential Information or trade secrets, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts.  All Employees and Consultants of any Acquired Company who (i) in the normal course of their duties are involved in the creation of any Company Technology that is incorporated in any Product and Service of any Acquired Company or (ii) have in fact created Company Technology that is incorporated in any Product and Service of any Acquired Company, have executed contracts that irrevocably assign to the applicable Acquired Company on a worldwide royalty-free basis all of such Persons’ respective rights, including all right, title and interest in and to all Intellectual Property Rights relating to such Product and Service.  To the Knowledge of the Company, no Employee, Consultant or third party with access, or to whom Company has disclosed its Confidential Information or trade secrets, is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such Employee or Consultant with any Acquired Company.  All authors of any works of authorship incorporated in any Product or Service of any Acquired Company have waived their moral rights and have agreed to a covenant not to assert their moral rights with respect to such works of authorship.

(f)Open Source Software.  All use and distribution of Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies, or any Public Software, by or through the Acquired Companies is in compliance in all material respects with all Public Software Licenses applicable thereto, including all copyright notice and attribution requirements.  None of the Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies (including any software, middleware, firmware, products in development or testing thereof) constitutes, contains, or is dependent upon any Public Software, except as disclosed on Section 3.15(f) of the Disclosure Schedule, which: (i) identifies the Public Software License applicable thereto; (ii) identifies, where available, a URL at which the applicable Public Software is available and at which the applicable Public Software License is identified; (iii) describes the manner in which such Public Software was used; and (iv) states whether (and, if so, how) the Public Software was modified by or for the Acquired Companies.  Except as disclosed on Section 3.15(f) of the Disclosure Schedule, the Proprietary Software has never been provided, delivered or distributed to any Person other than those Employees and Consultants of the Acquired Companies working on the development of the Acquired Companies’ software, firmware or middleware for the benefit of the Acquired Companies and has never been delivered or distributed in any form (object code, executable code or source code form) to any Person, including delivery via electronic transmission, by physical delivery on tangible media (either as stand-alone software or as a part of any other software), loan, delivery or transmission as part of the transfer of hardware or components, or any other form of delivery or distribution, temporary or permanent.  Except as disclosed on Section 3.15(f) of the Disclosure Schedule, none of the Company Technology, Proprietary Software, nor any Product and Service of the Acquired Companies is subject to any IP Contract or other contractual obligation that would (i) require any Acquired Company to publicly divulge any source code or trade secret that is part of the Company Technology, or (ii) allow others to copy, modify, or redistribute any Company Technology, Proprietary Software, or any Product and Service of the Acquired Companies.

(g)Privacy and Data Security.

(i)The Collection and Use and dissemination by the Acquired Companies of any Personal Data is in compliance in all material respects with all applicable Information Privacy and Security Laws and all of the Company’s Personal Data Obligations.  Except as disclosed on Section 3.15(g) of the Disclosure Schedule, (i) no Personal Data is stored or otherwise maintained outside the United States by any Acquired Company or any third party on its behalf and (ii) no Acquired Company has engaged in cross-border processing of Personal Data other than Acquired Company’s receipt of Personal Data sent from a third party.  True and complete copies of all current privacy policies used by the Acquired Companies have been provided or made available to Parent.  Each Acquired Company has consistently posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by such Acquired Company.

(ii)Except as would not be material to the business of the Acquired Companies, no Acquired Company Collects or Uses Personal Data from any Person in any manner other than as described in any privacy policies delivered or made available to Parent.

(iii)Each Acquired Company maintains policies and procedures regarding data security and privacy and maintains administrative, technical and physical safeguards that are commercially reasonable and, in any event, to the Company’s Knowledge, in material compliance with all applicable Information and Privacy and Security Laws and all Contracts to which such Acquired Company is bound.  True and complete copies of all such policies and procedures have been provided or made available to Parent.  Each Acquired

Company has complied at all times in all material respects with the terms of all Contracts to which such Acquired Company is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data).

(iv)At any time since the Reference Date, (i) there have been no security breaches relating to, or violations of any security policy or Information Privacy and Security Law regarding, or resulting in any unauthorized access, disclosure, or use of, any data of any Acquired Company, including Personal Data, (ii) no written notice has been provided to any Acquired Company by a third party vendor or any other person of any security breach relating to Personal Data, and (iii)no Acquired Company has experienced a loss or unauthorized disclosure, use, or breach of privacy or security of any Personal Data in the custody or control of such Acquired Company that would have required notice to any third Person (including any Governmental Entity or parties to any Contract) under any applicable Law.  No Person (including any Governmental Authority) has commenced or, to the Company’s Knowledge, threatened, any Action relating to any Acquired Company’s information privacy or data security practices.

(v)No Acquired Company knowingly (x) has or actively solicits any customers in the European Economic Area, or (y) processes, transmits, or stores any Personal Data of any Persons located in the European Economic Area.

(vi)Each Acquired Company has taken all commercially reasonable steps to limit access to Personal Data to: (x) those personnel and third-party vendors providing services to or on behalf of such Acquired Company who have a need to know such Personal Data in the execution of their duties to such Acquired Company; and (y) such other Persons permitted to access such Personal Data in accordance with the Acquired Companies’ privacy policies and terms of use, all applicable Information Privacy and Security Laws and all Contracts to which such Acquired Company is bound.

(vii)Each Acquired Company maintains a written technical information security program that contains administrative, technical and physical safeguards (including encryption) that are reasonable and appropriate to preserve the availability, security, and integrity of the Personal Data processed by such Acquired Company.

(viii)Each Acquired Company controls the access to its computer and information technology networks through the utilization of standard security measures that are designed to prevent unauthorized access to such networks.

(h)Effect of Transactions on Company Technology Rights or Data Privacy.  The Transactions (including the Merger) shall not adversely affect the ownership by any Acquired Company of any Company Technology or the legal right and ability of any Acquired Company to continue using the Company Technology in the operation of such Acquired Company’s business in any material respect on or after the Closing to the same extent as the Company Technology is used in the operation of the business prior to the Closing.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution of the Transaction Agreements and the consummation of the transactions contemplated thereby comply with all applicable Information Privacy and Security Laws.

(i)Information Systems.  The Acquired Companies own, lease or license all Information Systems that are used in, or necessary for, the Business.  In the last twelve (12) months, to the Company’s Knowledge, there have been no failures, breakdowns, outages or unavailability of such Information Systems (in each case, that have been material to the Business) and the DR Plans were not activated other than for testing purposes.  On and after the Closing, the Information Systems shall be in the possession, custody or control of the Acquired Companies (subject to any applicable lease or license restrictions applicable to the Acquired Companies), along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Closing.

(j)Disaster Recovery.  The Company has delivered or made available to Parent a true and complete copy of the DR Plans.  To the Knowledge of the Company, the DR Plans are consistent with or exceed industry standards and applicable Laws.  The DR Plans are designed to ensure, at a minimum, the ability of the Acquired Companies to resume operations and performance of services promptly and ensure redundancy of all data and information material to the operation of each Acquired Company that each Acquired Company is required to maintain pursuant to any Contract, internal policy or applicable Law.

3.16Insurance.  Section 3.16 of the Disclosure Schedule sets forth a list of all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Acquired Companies and all pending outstanding claims against such insurance policies.  The Company has delivered or made available to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto.  There are no disputes with the insurers of any such policies or any claims pending under such policies as to which coverage has been reserved, questioned, denied or disputed by the insurers of such policies.  Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid, and the Acquired Companies are otherwise in compliance in all respects with the terms of such policies.  No Acquired Company has failed to give proper notice of any claim under any such policy in a valid and timely fashion.  No Acquired Company has received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the Agreement Date or at any time since the Reference Date.

3.17Related Party/Affiliate Transactions.  Except as disclosed in Section 3.17 of the Disclosure Schedule, there are no Liabilities of any Acquired Company to any Related Party other than ordinary course, Employee- and director-related compensation and reimbursement Liabilities.  Except as disclosed in Section 3.17 of the Disclosure Schedule, no Related Party (i) has any interest in any property (real, personal or mixed, tangible or intangible) used by any Acquired Company in the conduct of its business, or (ii) has been party to any Contract with any Acquired Company.  All transactions pursuant to which any Related Party has purchased any services, products or Technology from, or sold or furnished any services, products or Technology to, any Acquired Company have been on an arm’s-length basis on terms no less favorable to such Acquired Company than would be available from an unaffiliated party.

3.18Customers and Suppliers.

(a)Section 3.18(a) of the Disclosure Schedule sets forth a true and complete list of each Contract with a customer of any Acquired Company (the “Customer Contracts”).

(b)Section 3.18(b) of the Disclosure Schedule sets forth true and complete lists of the top ten suppliers of each Acquired Company (measured in terms of total expenses) attributable to each such Person (i) during the year ended December 31, 2020, and (ii) during the three (3)-month period ended March 31, 2021 (each Person identified on at least one of such lists, a “Top Supplier”), showing the total purchases by the Acquired Companies from each such

Top Supplier during such period.  Since the Balance Sheet Date, no Top Supplier has threatened in writing to cease or materially reduce such sales or provision of services, other than in the Ordinary Course of Business.  No Top Supplier has pending or threatened in writing any Action against any Acquired Company.

3.19Certain Business Practices.  No Acquired Company or, to the Company’s Knowledge, any Employee or agent acting on behalf of any Acquired Company, has (i) used any Acquired Company funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) knowingly made any other unlawful payment of a type similar to those described above in this Section 3.19.

3.20Warranty Obligations; Company Product Matters.  Section 3.20 of the Disclosure Schedules contains a complete and accurate list of all Company Products, including title and most current version and release number.  Each Company Product conforms in all material respects to the specifications and documentation therefor, all applicable material contractual commitments.

3.21Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions or any prior merger, acquisition or divestiture transaction based upon arrangements made by or on behalf of any Acquired Company.  Notwithstanding anything in this Agreement to the contrary, there are no fees or expenses related to the Transactions payable by any Acquired Company to any third party other than the Company Transaction Expenses.

3.22Full Disclosure.  No representation or warranty by the Company in this Agreement, and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent represents and warrants to the Company as of the Agreement Date and as of the Closing Date as follows:

4.01Organization.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

4.02Authority; Non-Contravention.

(a)Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations thereunder and to consummate the Transactions (including the Merger).  The execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly authorized and approved by Parent’s and Merger Sub’s respective board of directors and no other corporate action on the part of Parent and Merger Sub, including, without limitation, by Parent’s stockholders, is necessary to authorize the execution, delivery and performance by each of Parent and Merger Sub of the Transaction Agreements to which it is a party and the consummation by it of the Transactions (including the Merger).  This Agreement has been and, when delivered at the Closing, the other Transaction Agreements to which each of Parent and Merger Sub is a party shall be, duly executed and delivered by Parent and Merger Sub.  Assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes and the other Transaction Agreements to which each of Parent and Merger Sub is a party shall, when delivered at the Closing, constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)Neither the execution and delivery of the Transaction Agreements to which each of Parent and Merger Sub is a party, nor the consummation by Parent, and Merger Sub of the Transactions (including the Merger), nor compliance by Parent and Merger Sub with any of the terms or provisions thereof, shall (i) violate any provision of the Charter Documents of Parent and Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.03 are obtained and the filings referred to in Section 4.03 are made, (x) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, or (y) constitute a default under (with or without notice or lapse of time, or both), result in the termination of or cancellation under, or result in the creation of any Lien upon any of the respective properties or assets of Parent and Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent and Merger Sub is a party, except for such violations, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.03Governmental Approvals.  No consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or the other Transaction Agreements by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) a notice of issuance filing with the Nasdaq Stock Market in respect of the shares of Parent Common Stock issuable pursuant to this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws.

4.04SEC Documents.

(a)Parent has filed or furnished all reports, schedules, forms, proxy statements, prospectuses, registration statements and other documents required to be filed or furnished by it with the SEC since January 1, 2020, which are available through the SEC’s EDGAR database (collectively, “Parent’s SEC Documents”).  As of their respective dates (or, if amended or supplemented, as of the date of the most recent amendment or supplement), each of Parent’s SEC Documents complied in all material respects with the applicable requirements of the

Securities Exchange Act of 1934, as amended (the “1934 Act”), the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, and none of Parent’s SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Parent’s SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material).

(c)Parent is not now, and has never been, a shell issuer, as described in Rule 144(i)(1) under the Securities Act.

4.05Shares of Common Stock.  The shares of Parent Common Stock to be issued and delivered to the Holders in accordance with this Agreement, when so issued and delivered, will be (i) duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive, subscription or similar rights, and (ii) based in part upon the statements of such Holders in the Consents, issued pursuant to available and valid exemptions from the registration and qualification provisions of applicable federal and state securities laws.  Parent has, and shall continue to have through the Closing, sufficient authorized but unissued or treasury shares of Parent Common Stock to meet its obligations to deliver the Parent Common Stock under this Agreement.

4.06Availability of Funds.  On the Closing Date and through the Indemnification Hold-Back Payment Date (or such later date as all disputes are resolved if Parent exercises its Offset Right), Parent will have sufficient cash or other sources of immediately available funds to enable Parent to consummate on a timely basis the Transactions (including the Merger) including the payment of all of its cash obligations due under this Agreement.  Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Transactions is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.07Broker and Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions by or on behalf of Parent.

4.08Exclusivity of Company Representations.  The representations and warranties of the Company set forth in ARTICLE III constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions, and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company, and neither Parent nor Merger Sub is relying or has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement or in connection with the Transactions, express or implied, except for the representations and warranties expressly set forth in ARTICLE III.

4.09Reorganization Treatment.  For United States federal and state income tax purposes, it is intended that the transactions contemplated by this Agreement qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.  Neither Parent nor any of its Subsidiaries, including Merger Sub, has taken or has agreed to take any action that could be reasonably expected to prevent the Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  As of the Closing Date, Parent plans to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business.

ARTICLE V

CERTAIN AGREEMENTS OF THE PARTIES

5.01Conduct of the Business.  Except as expressly permitted by this Agreement, or with the prior written consent of Parent (which may not be unreasonably withheld, conditioned, or delayed), or as required by applicable Law, from the Agreement Date until the Closing or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each Acquired Company shall (i) in all material respects conduct its business in the Ordinary Course of Business and in compliance with all applicable Laws, (ii) use commercially reasonable efforts to maintain and preserve intact its present business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to maintain the value of its assets and technology and preserve its relationships with Employees, suppliers, strategic partners, licensors, licensees, regulators, landlords and others having business relationships with the Company) and retain the services of its present officers, directors and Employees, and (iii) maintain in full force and effect all insurance policies described in Section 3.16.  Without limiting the generality of the foregoing, until the Closing, the Company shall not, and shall not permit any other Acquired Company to:

(a)issue, sell, grant, dispose of, amend any term of, grant registration rights with respect to, pledge or otherwise encumber any shares of its capital stock or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or other equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or other equity interests; provided, however, that the Company may issue shares of Company Stock upon the exercise of Company Options and Company Warrants that are outstanding on the Agreement Date and upon conversion into Company Stock of the Convertible Loans or Company Preferred Stock, in each case in accordance with the terms thereof;

(b)other than as contemplated by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Option Plan or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c)other than as contemplated by the terms of this Agreement, redeem, purchase or otherwise acquire or cancel any of its outstanding shares of capital stock or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock or equity interests;

(d)declare, set aside funds for the payment of or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests or make any payments to the Holders in their capacity as stockholders of the Company;

(e)split, combine, subdivide, reclassify or take any similar action with respect to any shares of the Company’s capital stock;

(f)form any Subsidiary;

(g)incur, guarantee, issue, sell, repurchase, prepay or assume any (i) Company Debt, or issue or sell any options, warrants, calls or other rights to acquire any debt securities of any Acquired Company; (ii) obligations of any Acquired Company issued or assumed as the deferred purchase price of property; (iii) conditional sale obligations of any Acquired Company; (iv) obligations of any Acquired Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (v) obligations of any Acquired Company for the reimbursement of any obligor on any letter of credit; or (vi) obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which an Acquired Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations;

(h)sell, transfer, lease, license, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), any of its properties or assets;

(i)make any capital expenditures in excess of $50,000;

(j)acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof other than the acquisition of inventory and equipment in the Ordinary Course of Business;

(k)make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance funds to any Person (other than travel and similar advances to its Employees in the Ordinary Course of Business in an aggregate amount at any one time of not more than $10,000);

(l)with respect to Contracts, (i) enter into, adopt, terminate, modify, renew or amend (including by accelerating material rights or benefits under) any Material Contract (or any Contract that would constitute a Material Contract if in effect on the Agreement Date) other than in the Ordinary Course of Business, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any current or future Subsidiary of the Company, from engaging in any line of business or in any geographic area, (iii) enter into any Contract that could be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (iv) release any Person from, or modify or waive any material provision of, any confidentiality or non-disclosure agreement;

(m)(i) hire or terminate any employees, except for the termination of any employee for legitimate business purposes, (ii) materially increase the annual level of compensation payable or to become payable by the Company to any of its directors or Current Employees, (iii) grant any bonus, benefit or other direct or indirect compensation to any director, Current Employee or Current Consultant, except as required by the terms of this Agreement, (iv) increase the coverage or benefits available under or otherwise modify or amend or terminate any (or create any new) Company Plan, except as required by the terms of this Agreement, applicable Law or by the terms of any Company Plan, (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement to which the Company is a party (or amend any such agreement in any material respect) or enter into any agreement involving a Current Employee or Current Consultant, except, in each case, as required by the terms of this Agreement, applicable Law from time to time in effect or by the terms of any Company Plan or (vi) enter into any transactions pursuant to which any Related Party purchases any services, products or technology from, or sells or furnishes any services, products or technology to, the Company;

(n)make, change, or revoke any material election concerning Taxes or Tax Returns, file any amended Tax Return or any Tax Return inconsistent with past practice, enter into any closing agreement or Contract with any Taxing Authority with respect to Taxes, settle any Tax claim or assessment (other than by paying Taxes in the Ordinary Course of Business), surrender any right to claim a refund of Taxes, request any Tax ruling or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

(o)make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as required by applicable Law;

(p)amend the Charter Documents of any Acquired Company;

(q)adopt a plan or agreement for or carry out any complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than as required by the provisions of the Transaction Agreements;

(r)pay, repurchase, prepay, discharge, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in any one instance or $100,000 in the aggregate, other than the payment, discharge, settlement or satisfaction in accordance with the terms of the Liabilities reflected in the Balance Sheet;

(s)initiate, settle, agree to settle, waive or compromise any Action that results in payment by the Company in excess of $50,000;

(t)accelerate, beyond the normal collection cycle, collection of accounts receivable or delay beyond normal payment terms payment of any accounts payable;

(u)accelerate or defer the construction of any premises;

(v)accelerate or defer the purchase of fixtures, equipment, leasehold improvements or other capital expenditures;

(w)grant or agree to grant any license to any of the Company’s Intellectual Property Rights other than non-exclusive licenses granted in the Ordinary Course of Business;

(x)hire, appoint or, except as required by the terms of this Agreement, terminate any director or officer of the Company (other than a termination for cause);

(y)enter into any lease (either as lessor or lessee) or other form of use or occupancy agreement for the use or occupancy of any real property; or

(z)obligate the Company to take any of the foregoing actions.

5.02Stockholder and Other Holder Approvals.  As promptly as practicable after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Law, provide to the Holders an Information Statement and other appropriate documents in connection with the obtaining of written consents of the Holders in favor of the adoption of this Agreement and the approval of the Transactions (including the Merger).  The Information Statement shall include the unanimous recommendation of the board of directors of the Company in favor of the adoption of this Agreement and the approval of the Transactions (including the Merger).  Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Holders in connection with this Agreement and the Transactions shall be subject to prior review and approval by Parent (which may not be unreasonably withheld, conditioned, or delayed).  The Company shall use its commercially reasonable efforts to obtain (i) Consents from all Holders and (ii) approval by the Requisite Stockholder Approval of the adoption of this Agreement as well as the consummation of the Transactions (including the Merger).

5.03Commercially Reasonable Efforts.

(a)Actions Required to Consummate Transactions.  Subject to the terms and conditions of this Agreement, from the Agreement Date until the Closing Date or the earlier termination of this Agreement pursuant to ARTICLE VII (Termination), each of the Parties (other than the Holders’ Representative) shall use (and shall cause its Affiliates to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to closing of the other Parties hereunder to be satisfied and to consummate and make effective the Transactions (including the Merger), in each case, as expeditiously as practicable, and (ii) obtain all approvals, consents, registrations, Permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions (including the Merger).  Without limiting the foregoing, prior to the Closing, the Company shall use commercially reasonable efforts, and shall cause PsyInnovations India to use commercially reasonable efforts, to make (x) any necessary filings to obtain stamped share certificates for PsyInnovations India, including all other filings with relevant Governmental Authorities in order to provide the Surviving Company with complete right, title and interest over the shares of PsyInnovations India currently held by the Company and (y) all relevant compliance and statutory filings relating to the enforceability by PsyInnovations India of its rights under any Contract to which it is a party or by which its assets are bound.

(b)Governmental Authorities.  Each of the Parties, in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to (i) cooperate with the other Parties in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including the Merger), including any proceeding initiated by a private party, and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.  In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.03(b), each of the Parties, in the case of the Holders’ Representative, after Closing, shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions (including the Merger).

5.04Public Announcements.  Notwithstanding any provision herein to the contrary, Parent shall determine in its sole discretion whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Transaction Agreements, or the Transactions may be made and shall be entitled to issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions.  Following the issuance of such press release, any Party may issue a subsequent press release in content consistent therewith.

5.05Access to Information.  Subject to the requirements of applicable Law, the Company shall afford to Parent and Parent’s Representatives, from time to time prior to the earlier of (i) the Closing or (ii) the termination of the Agreement pursuant to Section 7.01, access during normal business hours upon reasonable advance notice to (x) all of the Company’s and each other Acquired Company’s books, reports, Contracts, assets, filings with and applications to Governmental Authorities, records and correspondence (in each case, whether in physical or electronic form) and (y) the Representatives of the Company as Parent may reasonably request, and the Company shall furnish promptly to Parent all information and documents concerning its business, financial condition and operations, properties and personnel related to the consummation of the Transactions or the ownership or operation of the Company’s business as Parent may reasonably request and Parent shall be allowed to make copies of such information and documents.

5.06Confidentiality.  Holders’ Representative, on behalf of the Holders, acknowledges that the success of the Company after the Closing Date depends upon the preservation of the confidentiality of the Confidential Information (as hereinafter defined), that the preservation of the confidentiality of the Confidential Information is an essential premise of the bargain between the Parties and Parent would be unwilling to enter into this Agreement in the absence of this Section 5.06.  Accordingly, Holders’ Representative, on behalf of the Holders, shall, and shall use its commercially reasonable efforts to cause its Affiliates and its Representatives to, keep confidential all confidential documents and information involving or relating to the Company or the Business (the “Confidential Information”), unless (i) compelled to disclose such Confidential Information by Law so long as, to the extent permitted by Law, reasonable prior notice of such disclosure is given to Parent and the Company and a reasonable opportunity is afforded Parent and the Company to contest the same or (ii) disclosed in an Action brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder; provided, that, in each case, any Party shall be permitted to disclose the terms of this Agreement to its Affiliates and its and their respective managers, partners, stockholders, equityholders, attorneys, accountants, tax advisors, financial advisors, consultants, agents, employees, potential financing sources or investors or other representatives, and, in the case of the Holders’ Representative, to the Holders (so long as such Person is obligated and directed to maintain the confidentiality of such information).  “Confidential Information” does not include any document or information which is as of the Closing Date or becomes following the Closing Date generally available to the public other than as a result of a disclosure in violation of this Section 5.06 by the receiving party or its Representatives.  The provisions of this Section 5.06 shall survive three (3) years after the completion of the Holders’ Representative’s responsibilities hereunder.

5.07Notification of Certain Matters.  The Company shall provide prompt written notice to Parent and Parent shall provide prompt written notice to the Company upon the respective Party’s Knowledge (i) that any representation or warranty made by such Party in this Agreement was untrue when made or subsequently has become untrue, (ii) of any failure by such Party to comply with or satisfy any of its covenants or agreements hereunder, (iii) of the occurrence or nonoccurrence of any event that could reasonably be expected to cause any condition precedent to any obligation of any other Party to consummate the Transactions (including the Merger) not to be satisfied at or prior to the Closing Date, (iv) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions (including the Merger), to the extent such consent is not already contemplated by this Agreement or the Disclosure Schedule, (v) of any notice or other communication from any Governmental Authority in connection with the Transactions (including the Merger), (vi) of the commencement or threat of commencement of any Action regarding the Transactions (including the Merger) or otherwise relating to such Party, or (vii) of any other material and detrimental development affecting the assets, Liabilities, business, financial condition or operations of such Party; provided, however, that neither the delivery of any notice pursuant to this Section 5.07 nor obtaining any information or knowledge in any investigation pursuant to Section 5.05 or otherwise shall (x) cure any breach of, or non-compliance with, any representation or warranty requiring disclosure of such matter, or any breach of any other provision of this Agreement, (y) amend or supplement any scheduled disclosure made by the Company in ARTICLE III, or (z) limit the remedies available to the Party receiving, or entitled to receive, such notice.

5.08Tax Matters.

(a)Company Prepared Tax Returns.  The Company shall, at the Company’s expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Acquired Companies for all taxable periods ending on or before the Closing Date and which are due on or before the Closing Date and to pay or cause to be paid all Taxes shown as due on such Tax Returns.  All Tax Returns referred to in the first sentence of this Section 5.08(a) shall be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law, and shall be subject to Section 5.01(n) if applicable.  The Company shall submit any such Tax Return for Parent’s review and comment a reasonable period of time prior to filing.  The Company shall consider in good faith any changes to such Tax Return that are reasonably requested by Parent, and Parent shall reasonably assist in causing any such Tax Return to be timely filed, as necessary.

(b)Parent Prepared Tax Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company (x) for taxable periods that end after the Closing Date, including all Tax Returns for all complete taxable periods including but not ending on the Closing Date (collectively, the “Straddle Periods”), and (y) for taxable periods ending on or before the Closing Date and which are due after the Closing Date.  All Tax Returns referred to in the first sentence of this Section 5.08(a) shall, to the extent relating to the Pre-Closing Tax Period, be prepared in accordance with the past practices of the Company, to the extent permitted by applicable Law.  Parent shall cause the Company to pay all Taxes shown as due on such Tax Returns.  Parent shall permit Holders’ Representative to review and comment on each Tax Return for a Straddle Period or that is described in clause (y) of the first sentence of this Section 5.08(a) at least fifteen (15) days before such Tax Return is required to be filed.  Parent shall consider in good faith any changes to such Tax Returns that are reasonably requested by Holders’ Representative with respect to Taxes for which the Holders would bear liability pursuant to this Agreement.  Notwithstanding any provision of this Agreement to the contrary, all Tax deductions and credits attributable to the expenses of the Company paid on or before the Closing

Date for all applicable Tax purposes shall be reflected on the Tax Returns for the Pre-Closing Tax Period to the extent permitted by applicable Law.

(c)Tax Contests.

(i)After the Closing, each of Parent, on the one hand, and Holders’ Representative, on the other hand, shall promptly notify the other Party in writing upon receipt from a Taxing Authority of any written notice of any pending or threatened audit, examination, claim, dispute or controversy relating to Taxes (a “Tax Claim”) with respect to the Company for a Pre-Closing Tax Period or any Losses for which such other Party (or any of its Affiliates) could be liable pursuant to this Agreement; provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure.

(ii)With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.08(a) or Section 5.08(b)(y), the Holders may elect, through Holders’ Representative, solely at the Holders’ own cost and expense, to control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that (x) Holders’ Representative (on behalf of the Holders) shall keep Parent informed of all material developments regarding such Tax Claim and shall not settle such Tax Claim without the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) Parent and its counsel (at Parent’s expense) may participate in (but not control the conduct of) the defense of such Tax Claim.

(iii)With respect to any Tax Claim relating to Taxes or Tax Returns within the scope of Section 5.08(b)(x), or within the scope of Section 5.08(a) or Section 5.08(b)(y)  which Holders’ Representative does not elect to control pursuant to Section 5.08(c)(ii), Parent shall, solely at Parent’s own cost and expense, control all proceedings in connection with such Tax Claim (including selection of counsel); provided, however, that to the extent that any such Tax Claim could reasonably be expected to result in the Holders being liable for any amounts hereunder, (x) Parent shall keep Holders’ Representative informed of all material developments regarding such Tax Claim, (y) Holders’ Representative and its counsel (at the Holders’ expense) may participate in (but not control the conduct of) the defense of such Tax Claim, and (z) Parent shall not settle such Tax Claim without the written consent of Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)Any dispute, controversy or claim between Parent and Holders’ Representative with respect to the defense of any Tax Claim, as described in this Section 5.08(c), shall be resolved pursuant to Section 5.08(i).

(v)In the event of any conflict between the provisions of this Section 5.08(c), and the provisions of Section 8.04(a), the provisions of this Section 5.08(c), shall control.

(d)Certification.  Parent and Holders’ Representative agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the contemplated Transactions).

(e)Tax Sharing Agreements.  The Company shall terminate all Tax Sharing Agreements with respect to the Company as of the Closing Date and shall ensure that such agreements are of no further force or effect on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Company under any such agreements.

(f)Cooperation.  Following the Closing Date, Parent and Holders’ Representative shall, as reasonably requested by any Party: (i) assist any other Party in preparing and filing any Tax Returns relating to the Company that such other Party is responsible for preparing and filing; (ii) cooperate in preparing for any Tax audit of, or dispute with any Taxing Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Company; (iii) make available to the other Parties and to any Taxing Authority as reasonably requested all information, records and documents in its possession relating to Taxes relating to the Company (at the cost and expense of the requesting Party); (iv) provide timely notice to the other Parties in writing of any pending or threatened Tax audits or assessments relating to the Company for taxable periods for which any such other Party is responsible; and (v) furnish the other Parties with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable periods (or portion thereof) for which any such other Party is responsible.  For the avoidance of doubt, the cooperation noted in this Section 5.08(f) shall include signing any Tax Returns, amended Tax Returns, claims or other documents with respect to any audit, litigation or other proceedings with respect to Taxes, the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g)Amended Tax Returns and Tax Elections.  Parent shall not cause or permit the Company or any Affiliate of Parent to (i) file inconsistently with past practice, (ii) amend any Tax Return of or with respect to the Company that relates to Taxes that are subject to indemnification by the Holders, (iii) extend the applicable statute of limitations with respect to any such Tax Return, (iv) file, make, or change any Tax election with respect to the Company with effect to any Pre-Closing Tax Period (including any election under Section 338 or 336 of the Code) or (v) make any voluntary disclosure to, or otherwise voluntarily approach or initiate contact with, any Taxing Authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period hereunder without the prior written consent of Holders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that no such consent shall be required for the filing of any Tax Return or an amendment of any Tax Return of the Company that is required by applicable Tax Law.

(h)Transfer Taxes.  All real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed as a result of or in connection with the Transactions (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, shall be borne by the Holders.  Each Party, at its own expense, shall file all Tax Returns and other documentation required to be filed by it with respect to all such Transfer Taxes, and, if required by applicable Law, each other Party shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Transfer Taxes.

(i)Dispute Resolution for Taxes.  With respect to any dispute, controversy or claim relating to Taxes between Parent and the Holders (for any Tax for which an indemnity claim may exist under this Agreement), Parent and the Holders shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Parent or Holders’

Representative, as the case may be; but if the applicable Parties are unable to resolve such dispute, controversy or claim, the Parties shall submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the Parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is:  (i) familiar with transactions or operations of the sort at issue; and (ii) independent with respect to each Party.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the mutually agreed upon firm or person, as described in the preceding sentence, relating to any dispute as to the amount of Taxes owed shall be paid by Parent, on the one hand, and the Holders, on the other hand, in proportion to each Party’s respective liability for the portion of Taxes in dispute, as determined by such mutually agreed upon firm or person.

(j)Tax Refunds.  Except to the extent either reflected as an asset in the Closing Net Working Capital or otherwise taken into account in determination of the Final Merger Consideration, any refund of Taxes paid by the Company with respect to Pre-Closing Tax Periods (including any interest in respect thereof) that is received by or with respect to Parent, the Company or any Affiliate thereof after the Closing Date (a “Tax Refund”) shall be property of the Holders.  Parent shall, and shall cause the Company and its Affiliates to, use commercially reasonable efforts to cooperate with Holders’ Representative to timely obtain all Tax Refunds.  Parent shall pay or cause to be paid to Holders’ Representative the amount of such Tax Refund, net of any Taxes of the Company resulting from the receipt of such Tax Refund and less any reasonable costs, fees and expenses incurred by Parent, the Company or their Affiliates to obtain such Tax Refund, within fifteen (15) days after actual receipt thereof.  Absent the consent of Holders’ Representative to the contrary, Parent shall seek any Tax Refund in the form of a refund of Taxes (rather than a credit against future Taxes) to the maximum extent permitted by applicable Law (as determined on at least more-likely-than-not basis).  Notwithstanding anything to the contrary herein, in the event that any amount paid pursuant to this Section 5.08(j) is subsequently determined by any Taxing Authority, in a final determination, to be less than the amount paid to Holders’ Representative pursuant to this Section 5.08(j), Holders’ Representative shall promptly return any disallowed amount (plus any interest or penalties in respect of such disallowed amount owed to any Taxing Authority) to Parent.

5.09Employee Matters and Company Plans.

(a)Continuing Employees.

(i)The Current Employees shall continue to receive full credit for service with the Company to the extent required by applicable Law.  Effective as of the Closing and thereafter, Parent shall, and shall cause the Company to, use commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under any health plan of the Company, Parent or an Affiliate of Parent extended to the Current Employees after the Closing to be waived with respect to the Current Employees and their eligible dependents to the extent such limitations or requirements had been satisfied or do not apply under an analogous compensation and benefit plan in which such Current Employees participated immediately prior to the Closing, and (ii) fully credit for purposes of eligibility and vesting for years of service with the Company prior to the Closing to the extent that such service was recognized under the corresponding Company Plan prior to the Closing for the Current Employee’s participation in any welfare benefit plan or pension plan (intended to qualify under Section 401(a) of the Code) of Parent (each a “Parent Plan”).  For the avoidance of doubt, no incentive compensation, bonus or similar plan shall constitute a Parent Plan for the purpose of subclause (ii) of this Section 5.09(a)(i).

(ii)Following the date of this Agreement, the Parties agree to reasonably cooperate in all matters reasonably necessary to effect the actions contemplated by this Section 5.09, including furnishing each other with information concerning the Current Employees, applicable compensation and benefit plans, and workers compensation, in obtaining any governmental approvals required hereunder and in addressing inquiries from the Current Employees.

(b)Company Plans.  With respect to each Company Plan that is a “group health plan” as defined in Section 5000(b)(1) of the Code and that is maintained by a “professional employer organization,” the professional employer organization, and not Parent or an ERISA Affiliate of Parent, shall have sole responsibility on and after the Closing for any liability under Section 4980B of the Code with respect to each Person who is an “M & A qualified beneficiary,” as defined in Treas. Reg. § 54.4980B-9 in connection with the transactions contemplated by this Agreement.

(c)No Limitation.  This Section 5.09 is not intended to amend any benefit plans or arrangements of Parent or any of its Subsidiaries, to limit the ability of Parent or any of its Subsidiaries to amend, modify or terminate any of such benefit plans or arrangements or to confer third-party beneficiary rights on any Person (including any Current Employee or any beneficiary or dependent thereof).

5.10No Negotiations, Etc.  The Company shall not, shall cause its Representatives not to, and shall advise the Holders and their respective Representatives (other than the Holders’ Representative) not to, directly or indirectly solicit, initiate, or enter into any discussions or negotiations or continue in any way any discussions or negotiations with any Person or group of Persons regarding any Competing Transaction.  The Company shall promptly but not later than 24 hours following the occurrence of the relevant event notify Parent orally and in writing if any inquiries, proposals, or requests for information concerning a Competing Transaction are received in writing by the Company, the Holders or any of their respective Representatives (other than the Holders’ Representative).  The written notice shall include the identity of the Person making such inquiry, proposal, or request and the material terms and conditions thereof as well as a copy of such inquiry proposal or request.  For purposes of this Agreement, “Competing Transaction” means a transaction or a series of related transactions (other than the Transactions) involving (i) any sale of stock or other equity interests in the Company, (ii) a merger, consolidation, share exchange, business combination, or other similar transaction involving the Company, (iii) any sale, lease, exchange, license (other than in the Ordinary Course of Business), mortgage, pledge, transfer, or other disposition of the assets of the Company (other than disposition of inventory in the Ordinary Course of Business), or (iv) any other transaction or series of transactions which could reasonably preclude the consummation of the Transactions.

5.11Termination of the Company Option Plan.  The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective immediately after the Closing, the Company Option Plan.

5.12Absence of Certain Changes.  From the Agreement Date to the Closing, except as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not (i) amend or restate its Charter Documents in a manner that would have a disproportionately adverse effect on the Holders as compared to other holders of Parent Common Stock or (ii) enter into or adopt a plan of complete or partial liquidation or dilution.

5.13Nasdaq Capital Markets Listing.  Prior to the Closing, Parent shall prepare and file with the Nasdaq Stock Market a supplemental listing application with respect to the Stock Consideration Shares and shall use its commercially reasonable efforts to obtain, as promptly as practicable following the Closing, approval of the listing of the Stock Consideration Shares, subject only to official notice to Nasdaq of issuance.

5.14Termination of Company Investor Rights.  The Company shall obtain and deliver to Parent prior to Closing the written termination as of the Closing of all Contracts with Company Stockholders providing for rights of co-sale, voting, registration, first refusal, board observation or information, or similar rights of operational covenants.

5.15Indemnification of Officers and Directors of the Company.

(a)For six (6) years after the Effective Time, Parent shall (and Parent shall cause the Surviving Company to) fulfill and honor in all material respects the obligations of the Company, in any case as in effect on the Agreement Date, pursuant to the indemnification provisions of the Company’s bylaws and certificate of incorporation, and pursuant to any indemnification agreements, if any, in effect prior to the Agreement Date and listed on Section 5.15(a) of the Disclosure Schedule (collectively, the “Company Indemnification Provisions”) among the Company and the present and former directors and officers of the Company listed on Section 5.15(a) of the Disclosure Schedule (the “D&O Indemnified Parties”), with respect to claims arising out of matters existing or occurring at or prior to the Effective Time which are asserted after the Effective Time.  In connection therewith, Parent shall advance expenses to the D&O Indemnified Parties as incurred to the fullest extent provided for under the Company Indemnification Provisions; provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.  Any claims for indemnification made under this Section 5.15(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the resolution thereof.  The foregoing covenants under this Section 5.15(a) shall not apply to any claim or matter that relates to a willful or intentional breach of a representation, warranty, or covenant made by the Company in connection with this Agreement or the Transactions.

(b)At or prior to the Closing, the Company shall, at its own expense, purchase a directors’ and officers’ liability insurance or tail insurance policy on terms and conditions (including, without limitation, coverage limits) acceptable to Parent (the “D&O Tail”), that provides coverage for acts or omissions of the D&O Indemnified Parties occurring on or prior to the Effective Time.  The premium for the D&O Tail shall be paid at the Closing, and Parent shall maintain such D&O Tail in effect for the full term thereof.

(c)If Parent, the Surviving Company or any of its successors or assigns proposes to (i) consolidate with or merge into any other Person, and Parent or the Surviving Company shall not be the continuing or Surviving Company or entity in such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made prior to or concurrently with the consummation of such transaction so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall, from and after the consummation of such transaction, are subject to the indemnification and other obligations set forth in this Section 5.15.

ARTICLE VI

CONDITIONS TO CLOSING

6.01Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Transactions (including the Merger) are subject to the satisfaction (or full or partial waiver by Parent) at or prior to the Closing of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of the Company contained in ARTICLE III that is qualified by “materiality”, “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date; provided, however, that the Company Fundamental Representations shall be true and correct in all respects at and as of the Closing Date.

(b)Performance of Obligations of Company.  The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)No Litigation.  No Action shall have been instituted, commenced or threatened and no Action shall remain pending that seeks to or could reasonably be expected to (i) restrain, prevent, enjoin, prohibit or make illegal the Transactions, (ii) cause any of the Transactions to be rescinded following the Closing Date, (iii) impose limitations on the ability of the Surviving Company to conduct its business following the Closing Date or (iv) compel Parent or the Company to dispose of any portion of the Company’s business or assets.

(d)No Material Adverse Effect.  Since the Agreement Date, no Company Material Adverse Effect shall have occurred.

(e)No Injunctions or Restraints.  No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of the Company to effectively conduct its business following the Closing Date or (iv) compelling Parent or the Company to dispose of any portion of the Company’s business or assets.

(f)Governmental Consents.  All filings with and consents of any Governmental Authority required to be made or obtained to consummate the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

(g)Delivery of Closing Certificates.  Parent shall have received:

(i)Closing Certificate.  A certificate dated as of the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions precedent set forth in Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.1(d), Section 6.01(e) and Section 6.01(f) have been met;

(ii)Closing Payment Certificate.  The Closing Payment Certificate, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the Allocation Schedule is true and correct in all respects as of the Closing Date;

(iii)Good Standing Certificates.  Certificates of good standing with respect to each Acquired Company issued by the applicable Acquired Company’s jurisdiction of organization and the jurisdiction of the applicable Acquired Company’s principal place of business, dated not more than five (5) Business Days prior to the Closing Date;

(iv)FIRPTA Certificate.  A certificate dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company conforming to the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3); and

(v)Certificate of Merger.  The Certificate of Merger duly executed by the Company.

(h)Resignation of Officers and Directors.  Parent shall have received resignations, in form and substance reasonably satisfactory to Parent, effective as of the Closing, from each officer and director of the Company, other than those continuing officers and directors specified to the Company by Parent in writing at least two (2) Business Days prior to the Closing Date.

(i)Transaction Expenses.  Parent shall have received written statements from the Company’s outside legal counsel and any financial advisor, accountant or other Person who provided services to the Company (other than Employees who provided such services only in their capacities as such), or who is otherwise entitled to any compensation from the Company, in connection with services provided with respect to this Agreement or any of the Transactions, setting forth the total amount of unpaid Company Transaction Expenses that remain payable to such Person with respect to services rendered through the Closing Date.

(j)Third Party Consents.  The Company shall have delivered to Parent consents of all of the third Persons specified or referenced in Schedule 6.01(j) attached hereto with respect to the consummation of the Transactions contemplated by this Agreement in a form that is reasonably acceptable to Parent.

(k)280G Stockholder Approval or Disapproval.  With respect to any payments and/or benefits that may constitute “parachute payments” under Section 280G of the Code with respect to any Employees (including, without limitation, any acceleration of vesting relating to unvested Company Stock or Company Options as set forth on Section 6.01(k) of the Disclosure Schedule), then with respect to such benefits the Company shall use its commercially reasonable efforts to obtain stockholder approval in accordance with Section 280G(b)(5)(B) of the Code as promptly as possible following the Agreement Date and in any event prior to the Closing Date.  Any submission for stockholder approval shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld or delayed.

(l)Exchange Agreement.  The Exchange Agreement shall have been executed and delivered by the Exchange Agent to Parent at or prior to the Effective Time and shall not have been amended, terminated, cancelled or repudiated.

(m)Stockholder Approval; Consents.  The adoption of this Agreement as well as the consummation of the Transactions (including the Merger) shall have been duly approved by the Requisite Stockholder Approval, and the Company shall have delivered to Parent written consents substantially in the form attached as Exhibit D hereto (the “Consent”) and Joinder and Lock-Up and Release Agreements, in each case duly executed by Holders receiving not less than 95% of the Merger Consideration, pursuant to which, among other things, each Holder has: (i) approved this Agreement, the Merger and the other transactions and arrangements contemplated hereby; (ii) agreed to the indemnification provisions set forth herein; (iii) made customary representations and warranties relating to an investment in shares of Parent Common Stock (including, as applicable, with the assistance of a “purchaser representative” for such purpose) to ensure that the issuance of Parent Common Stock as contemplated by this Agreement qualifies for the exemption from registration under the Securities Act pursuant to Rule 506 of Regulation D thereunder with the assumption that all Holders receiving any consideration in the form of Parent Common Stock hereunder qualify as Accredited Investors; and (iv) released the Company against certain claims.

(n)Transaction Agreements.  The Transaction Agreements (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Parent.

(o)No Company Options or Company Option Plan.  The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of (i) immediately prior to the Closing, all outstanding Company Options, and (ii) immediately following the Closing, the Company Option Plan.

(p)No Company Plans.  The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of, or the cessation of participation in, each Company Plan intended to qualify under Section 401 of the Code.

(q)Company Debt.  The Company Debt shall have been repaid in full, pursuant to appropriate payoff letters reasonably acceptable to Parent, by disbursement of a portion of the Purchase Price, and the Company shall have delivered to Parent satisfactory evidence of such repayment and that all Liens (other than Permitted Liens) affecting any real or personal property of any Acquired Company have been released.

(r)Company Option Termination Agreements.  Each Non-Accredited Optionholder shall have executed and delivered to the Company an option termination agreement substantially in the form attached hereto as Exhibit E, each other holder of Company Options shall have executed and delivered to the Company an option termination agreement substantially in the form attached hereto as Exhibit F, and each Non-Receiving Grantee shall have executed and delivered to the Company a  transaction bonus and release agreement substantially in the form attached hereto as Exhibit G (collectively, the “Company Option Termination Agreements”).

(s)Payoff Letters.  Each counterparty to a Convertible Loan shall have executed and delivered to the Company a payoff letter in a form reasonably acceptable to Parent.

(t)PsyInnovations India Private Limited.  Each the minority stockholder of PsyInnovations India Private Limited shall have transferred all of such stockholder’s equity interests in PsyInnovations India Private Limited to Parent or its Affiliates on terms reasonably acceptable to Parent.

(u)Additional Conditions.  The Company shall have delivered, or caused to be delivered, to Parent such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the Transactions.

6.02Conditions to Obligation of the Company.  The obligation of the Company to effect the Transactions is subject to the satisfaction (or waiver, if permissible under applicable Law) prior to the Closing of the following conditions:

(a)Representations and Warranties.  Each of the representations and warranties of Parent contained in ARTICLE IV that is qualified by “materiality”, “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date, except for representations and warranties made as a of a specified date, the accuracy of which will be determined only as of the specified date.

(b)Performance of Obligations of Parent.  Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent under this Agreement prior to the Closing.

(c)Delivery of Closing Certificate.  The Company shall have received a certificate dated as of the Closing Date signed by the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent and the certifying that the conditions precedent set forth in Section 6.01(a) and Section 6.01(b) have been met.

(d)Governmental Consents.  All filings with and consents of any Governmental Authority required to be made or obtained to consummate the Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Law shall have expired or been terminated.

(e)No Injunctions or Restraints.  No Order shall be in effect (i) enjoining, restraining, preventing or prohibiting consummation of the Transactions, (ii) causing any of the Transactions to be rescinded following the Closing Date, (iii) imposing limitations on the ability of Parent to effectively conduct its business following the Closing Date or (iv) compelling Parent or the Company to dispose of any portion of the Company’s business or assets.

(f)Transaction Agreements.  The Transaction Agreements (other than this Agreement) shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to the Company.

(g)Additional Conditions.  Parent shall have delivered, or caused to be delivered, to the Company such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the Transactions.

(h)Payment of Consideration.  Parent shall have delivered to Exchange Agent cash in an amount equal to the Closing Cash Consideration by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date.

ARTICLE VII

TERMINATION

7.01Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)By the mutual written consent of the Company and Parent;

(b)By either the Company or Parent, upon written notice to the other Party, if the Transactions shall not have been consummated on or before June 15, 2021, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as it may be so extended from time to time, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the failure of the Transactions to occur on or before the Outside Date;

(c)By the Company or Parent, if any final and non-appealable Order or any Law has the effect of enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Transactions;

(d)By Parent, if any of the representations or warranties of the Company set forth in ARTICLE III shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.01(a) or Section 6.01(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to the Company and (ii) the Outside Date; provided that this provision shall not be available to Parent if Parent is then in breach of this Agreement;

(e)By the Company, if any of the representations or warranties of Parent set forth in ARTICLE IV shall not be true and correct or if Parent has failed to perform any covenant or agreement on the part of Parent set forth in this Agreement (including an obligation to consummate the Closing) such that the conditions to Closing set forth in either Section 6.02(a) or Section 6.02(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured on or prior to the earlier of (i) twenty (20) Business Days after written notice thereof is delivered to Parent and (ii) the Outside Date; provided that this provision shall not be available to the Company if the Company is then in breach of this Agreement; and

(f)By Parent, upon written notice to the Company, if since the Agreement Date a Company Material Adverse Effect has occurred.

7.02Effect of Termination.  In the event this Agreement is terminated pursuant to Section 7.01, this Agreement shall become null and void (other than the provisions of this ARTICLE VII, Section 5.04 (Public Announcement), Section 5.06 (Confidentiality), Section 9.14 (Governing Law), and Section 9.15 (Exclusive Jurisdiction; Venue; Service of Process) and any provision hereof that forms the basis for a claim of willful breach of this Agreement prior to the termination of this Agreement, all of which shall survive termination of this Agreement and remain in full force and effect, without further liability on the part of the Parties or any of their respective directors, officers or Affiliates other than with respect to circumstances giving rise to the termination of this Agreement as result of a Party’s willful breach of any provision of this Agreement prior to the termination of this Agreement.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

8.01Survival.  All representations and warranties of the Parties contained in this Agreement or any other Transaction Agreement or in any certificate or schedule delivered hereunder or thereunder shall survive the Closing until the date that is 18 months after the Closing Date (the “General Survival Date”); provided, however, that, (i) (x) the Fundamental

Representations (other than the representations in Sections 3.15(a), 3.15(b), and 3.15(f)) shall survive until the expiration of the applicable statute of limitations, (y) the representations in Sections 3.15(a), 3.15(b), and 3.15(f) shall survive until the earlier of three (3) years from the Closing Date and expiration of the applicable statute of limitations, and (z) claims for Intentional Fraud shall survive until the expiration of the applicable statute of limitations, and (ii) all of the covenants, agreements and obligations of the Parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith that are intended to survive the Closing shall survive the Closing and continue in full force and effect until fully performed (the General Survival Date or the last day of any of the periods specified in clauses (i) and (ii) of this Section 8.01, each alternatively referred to herein as the “Survival Date”).  Notwithstanding the foregoing, if a claim or notice with respect to recovery under the indemnification provisions hereof is given in accordance with the terms hereof prior to the applicable Survival Date, the claim and any representations and warranties or covenants underlying such claim shall continue until such claim is finally resolved pursuant to the terms of this ARTICLE VIII.  It is the express intent of the Parties that, if an applicable survival period as contemplated by this Section 8.01 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 8.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time period to be enforced as agreed by the Parties.

8.02Indemnification.

(a)Indemnification by Holders and Parent.

(i)Subject to the terms, conditions and limitations of this ARTICLE VIII, (x) from and after the Agreement Date until the Closing, the Company, and (y) following the Closing, each Holder severally (in accordance with its Pro Rata Portion) and not jointly, shall indemnify and hold harmless each Parent Indemnified Person from and against any Loss which such Parent Indemnified Person suffers, sustains or becomes subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):

(A)any breach of, or misrepresentation or inaccuracy in, any of the representations or warranties (other than the Company Fundamental Representations) made by the Company in this Agreement or in any other Transaction Agreement to which it is a party, including in any certificate delivered by or on behalf of the Company pursuant hereto;

(B)any breach of, or misrepresentation or inaccuracy in, any of the Company Fundamental Representations;

(C)any breach of or failure to perform any covenant or agreement of the Company provided for in this Agreement or any other Transaction Agreement with respect to covenants required to be performed prior to the Closing.

(D)any errors or omission in the calculations delivered to Parent pursuant to Section 2.10;

(E)any inaccuracy in the Allocation Schedule;

(F)any Intentional Fraud or willful misconduct committed prior to the Closing by the Company, including any director, officer or Employee of the Company, under this Agreement or any other Transaction Agreement;

(G)any Action brought by a Holder (or any other Person claiming rights by, through or associated with such Holder) that seeks to challenge the adequacy of the consideration received by such Holder pursuant to this Agreement;

(H)(x) any nonpayment by the Closing Date’s end of any Pre-Closing Taxes of the Company (taking into account estimated payments of, and any other amounts creditable against, such Taxes), but only to the extent such Taxes were not included in the computation of the Closing Net Working Capital or otherwise in the calculation of the Final Purchase Price as finally determined and only to the extent such Taxes do not result from any action of Parent on the Closing Date following the Closing; (y) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date; and (z) any and all Taxes of any Person imposed on the Company, as a transferee or successor, by contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring on or before the Closing;

(I)any Action that relates to the Company’s failure to comply with Section 409A of the Code with respect to a Non-Receiving Grantee;

(J)any amounts owed to Parent in respect of the Final Adjustment Amount;

(K)the failure to have obtained duly stamped share certificates evidencing 9,900 equity shares held by the Company in PsyInnovations India, including payment of penalty as directed by the relevant Governmental Authorities;

(L)the failure to have filed Form FC-GPR with the relevant authorities with respect to the issuance made in Clause 8.02(a)(i)(K) above including payment of delayed fee, as applicable;

(M)the failure to transfer the ownership of entire shareholdings of the Company in PsyInnovations India to the Surviving Company, along with due completion all relevant compliances and statutory filings and any matters relating to the enforceability by PsyInnovations India of its rights under any Contract  to which it is a party or by which its assets are bound; and

(N)actions initiated by any third party, including Governmental Authorities, or any other adverse consequences of any activities and business operations undertaken by the Company in India prior to commencing operations through PsyInnovations India.

(ii)Subject to the terms, conditions and limitations of this ARTICLE VIII, Parent shall indemnify and hold harmless each Holder Indemnified Person from and against any Loss which such Holder Indemnified Person may suffer, sustain or become subject to, as a result of or based upon or arising out of (and whether or not involving a Third Party Claim):

(A)any breach of, or misrepresentation or inaccuracy in any of the representations or warranties made by Parent or Merger Sub in this Agreement or in any other Transaction Agreement to which it is a party; and

(B)any breach of or failure to perform any covenant or agreement of Parent or Merger Sub provided for in this Agreement or any other Transaction Agreement.

(b)Limitations on Claims.  Notwithstanding the foregoing:

(i)With respect to any claim seeking recovery of any Loss under Section 8.02(a)(i)(A) above (other than with respect to any claims arising from any Intentional Fraud):

(A)no Holder will have any liability for any such Loss until the aggregate amount of all such Losses exceeds an amount equal to $125,000 (the “Basket”) (in which case the Parent Indemnified Persons shall be entitled thereafter to be indemnified for all such Losses from the first dollar of such Losses); and

(B)the Holders will not have any Liability for any such Loss to the extent that the aggregate amount of all such Losses for which Holders have liability exceeds the remedies available to the Parent Indemnified Persons through the Offset Right (i.e., recourse to the Hold-Back Cash and the Hold-Back Shares).

(ii)If any Indemnifying Party makes any indemnification payment pursuant to this ARTICLE VIII or otherwise by reason of the transactions contemplated hereby under any theory of recovery, such Indemnifying Party shall be subrogated, to the extent of such payment and to the extent permitted by applicable Law, to any rights and remedies of the Indemnified Party to recoup such amounts from third parties with respect to the matters giving rise to indemnification hereunder.  Notwithstanding anything in this Agreement to the contrary, however, no Holder shall be subrogated to any rights or remedies, or otherwise make any claim against the Company or any other Parent Indemnified Person (regardless of the facts or the kind of Loss at issue), and each Holder, by virtue of adopting this Agreement and approving the Transactions (including the Merger) and the execution of the Consent, expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against the Company or any other Parent Indemnified Person with respect to any indemnification obligation or any other liability to which such Holder may become subject under or in connection with this Agreement.

(iii)Subject to the other limitations set forth in this Agreement, the aggregate amount of all Losses for which a Holder shall be liable pursuant to this Agreement shall be the amount of the Merger Consideration actually received by such Holder.

(c)Calculation of Losses.  For the purposes of calculating the amount of Losses pursuant to this ARTICLE VIII and for determining the existence of a breach of any representation or warranty, the representations and warranties of the Company in this Agreement that are qualified by “materiality,” “Company Material Adverse Effect” or a similar qualification shall be deemed to be made without such materiality, Company Material Adverse Effect or similar qualifiers; provided, however, that this Section 8.02(c) shall not apply to the term “Material Contract.”

8.03Offset Right.

(a)Offset Right.  From and after the Closing Date, and subject to the limitations set forth in this ARTICLE VIII, the Parent Indemnified Persons shall be entitled to recover (the “Offset Right”) against the Hold-Back Cash and the Hold-Back Shares (to the extent any Hold-Back Cash and Hold-Back Shares remain at the time the Parent Indemnified Persons seek to exercise the Offset Right), the amount of any Losses as to which the Holders are obligated to indemnify and hold the Parent Indemnified Persons harmless from under Section 8.02(a)(i); provided, however, the Parent Indemnified Persons shall pursue claims for Losses (other than with respect to Intentional Fraud or willful misconduct) only against the Hold-Back Cash and Hold-Back Shares until such time as the claims hereunder for Losses equal or exceed the available aggregate Hold-Back Cash and the value of the Hold-Back Shares, or the Hold-Back Cash and the Hold-Back Shares have been released.

(b)Exercise of Offset Right.   To exercise the Offset Right, Parent shall (on behalf of Parent or any other Parent Indemnified Persons at issue), prior to the Indemnification Hold-Back Payment Date, deliver to Holders’ Representative at the notice address set forth in Section 9.02 (as the same may be amended from time to time as provided therein and including all Persons to be copied on any notice to Holders’ Representative), a certificate signed by Parent (an “Offset Certificate”): (i) stating in good faith that one or more of the Parent Indemnified Persons has suffered, sustained or become subject to Losses which are entitled to be recovered pursuant to the Offset Right (the “Stated Damages”); and (ii) specifying to the extent practicable in reasonable detail the individual items of Stated Damages and the nature of the breach or other circumstance to which each such item is related.  Upon the timely delivery of an Offset Certificate stating a bona fide claim for Stated Damages, any distribution of the Hold-Back Cash and Hold-Back Shares and, as applicable, any payment of cash pursuant to Sections 2.06(c)(iii), shall be stayed to the extent of the Stated Damages (subject to the limitations set forth in this ARTICLE VIII).

(c)Perfection of Offset Right.  (i) After the expiration of a period of 60 days following the time of delivery of an Offset Certificate to Holders’ Representative, or (ii) in the case of the exercise of the Offset Right with respect to any Final Adjustment Amount owed to Parent, within five (5) Business Days following the determination of the Final Adjustment Amount, the Offset Right shall be deemed perfected as to the applicable Stated Damages and the Hold-Back Shares issuable pursuant to Section 2.06(c)(vi) and the Hold-Back Cash payable pursuant to Section 2.06(c)(v) shall be reduced proportionately by an amount equal to the Stated Damages (i.e., the Hold-Back Share Amount shall be reduced by an amount equal to the product of (x) the Stated Damages multiplied by (y) 0.916666, and the Hold-Back Cash Amount shall be reduced by an amount equal to the product of (x) the Stated Damages multiplied by (y) 0.083334) unless, prior to the expiration of such 60 day period with respect to a claim under (c)(i) herein, Holders’ Representative objects in a written statement delivered to Parent to claims made in the Offset Certificate, setting forth in reasonable detail the objections to the claim for Stated Damages.

(d)Objection to Offset Right.  If Holders’ Representative shall timely object in writing to an exercise of the Offset Right by Parent, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days after such objection.  If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by such Parties, which shall include a statement of the amount of resulting reduction in the Hold-Back Shares issuable pursuant to Section 2.06(c)(vi) and the Hold-Back Cash payable pursuant to Section 2.06(c)(v).  Notwithstanding the foregoing, the Holders’ Representative shall have no right to object to the exercise of the Offset Right by Parent with respect to the Final

Adjustment Amount and all disputes with respect thereto shall be settled in accordance with the procedures set forth in Section 2.20.

(e)Settlement of Offset Right.  If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent pursuant to Section 8.03(d), either Parent or Holders’ Representative may initiate an Action in accordance with Sections 9.14 and 9.15 to resolve such dispute.  The decision of any such court as to the validity and amount of any claim in such Offset Certificate shall be binding and conclusive upon the Parties.

(f)Application of Offset Right.  Any reduction in the Hold-Back Shares issuable pursuant to Section 2.06(c)(vi) and the Hold-Back Cash payable pursuant to Section 2.06(c)(v) pursuant to the Offset Right in this Section 8.03 shall be made with equal priority among the Holders and in accordance with each Holder’s Pro Rata Portion (but taking into account any non pro rata claims made in respect of any specific Holder pursuant to Section 8.02(a)), including if applicable as agreed by the Holders’ Representative and Parent in accordance with Section 8.03(d) or as finally determined as a result of the Action brought under Section 8.03(e).

8.04Claims for Indemnification; Resolution of Conflicts.

(a)Third Party Claims.

(i)In the event that any Action is instituted, or that any Third Party Claim is asserted, the Indemnified Person seeking indemnification for any related Loss (including a Parent Indemnified Person seeking indemnification for any related loss through an Offset Right) shall notify the Indemnifying Party of any such Action or claim promptly after receiving notice thereof (each, a “Third Party Indemnification Claim Notice”); provided, however, that no delay on the part of the Indemnified Person in giving any such notice shall relieve an Indemnifying Party of any indemnification obligations unless, and only to the extent that, such Indemnifying Party is actually and materially prejudiced by such delay and then only to the extent of such prejudice.  Subject to the provisions of this Section 8.04(a)(i), and assuming the Indemnified Person does not have the right to elect or does not choose to elect in its Third Party Indemnification Claim Notice to assume the defense of the Third Party Claim in accordance with Section 8.04(a)(v), the Indemnifying Party shall be entitled at its own expense to conduct and control the defense of such Third Party Claim on behalf of the Indemnified Person through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Person.  If the Indemnifying Party notifies the Indemnified Person in writing within thirty (30) days of its intent to do so and confirms that the Indemnifying Party shall be obligated to indemnify the Indemnified Person against all resulting Losses in accordance with (and subject to the limitations of) this Agreement.  If the Indemnifying Party does not elect within thirty (30) days to defend any Third Party Claim, the Indemnified Person may defend such Third Party Claim as described below in Section 8.04(a)(v).  For the avoidance of doubt, Parent acknowledges that if a Third Party Claim is asserted against Parent and such claim alleges both (y) facts or circumstances giving rise to indemnifiable Losses under this Agreement and (z) wrongful conduct by Parent, then in such case any Parent Indemnified Person shall only be entitled to recover Losses arising under subclause (y).

(ii)If the Indemnifying Party elects to defend any Third Party Claim:

(A)the Indemnifying Party shall use its commercially reasonable efforts to defend such Third Party Claim;

(B)the Indemnified Person, prior to the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Person’s rights to defense and indemnification pursuant to this Agreement and without such actions being determinative of the amount of any indemnifiable Losses, except to the extent the Indemnifying Party’s ability to defend such action is actually and materially prejudiced by such actions; and

(C)the Indemnified Person may participate in the defense of such Third Party Claim with separate counsel at its own expense or, if so requested by the Indemnifying Party or, if in the reasonable opinion of counsel to the Indemnified Person, a conflict or potential conflict exists between the Indemnified Person and the Indemnifying Party that would make such separate representation advisable, at the reasonable expense of the Indemnifying Party.

(iii)In connection with this Section 8.04(a)(iii), the Parties agree to:

(A)cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim;

(B)make available witnesses in a timely manner to provide testimony through declarations, affidavits, depositions, or at hearing or trial and to work with each other in preparation for such events consistent with deadlines dictated by the particular Third Party Claim;

(C)preserve all documents and things required by litigation hold orders pending with respect to particular Third Party Claims; and

(D)provide such documents and things to each other, consistent with deadlines dictated by a particular matter, as required by legal procedure or court order, or if reasonably requested by another Party hereto;

provided that such cooperation referenced in clauses (A) through (D) shall not be required if it would reasonably be expected to result in a waiver of any attorney-client, work product or other privilege, and provided further that the Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among Employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(iv)Except as permitted in this Section 8.04(a)(iv), the Indemnifying Party shall not, without the written consent of the Indemnified Person(s) (such consent not to be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment (each a “Settlement”); provided, however, that an Indemnified Person’s written consent shall not be required if (x) the claimant provides such Indemnified Person an unqualified release from all liability in respect of the Third Party Claim, (y) such Settlement does not impose any additional liabilities or obligations on the Indemnified Person and (z) with respect to any non-monetary provision of such Settlement, such provisions could not have, or be reasonably expected to have, any adverse effect on the business, assets, financial condition or results of operations of the Indemnified Person and its Subsidiaries, if any.  Any Settlement or compromise that does not comply with the preceding sentence shall not be determinative of the amount of Losses with respect to any related claims for indemnification pursuant to this ARTICLE VIII.  The costs incurred by Holders’ Representative pursuant to participating in the defense of any Third Party Claims shall constitute Holders’ Representative Losses.

(v)Notwithstanding anything in this Agreement to the contrary, if (w) a Third Party Claim seeks relief other than the payment of monetary damages, (x) the subject matter of a Third Party Claim relates to the ongoing business of the Indemnified Person or its Affiliate, which Third Party Claim, if decided against the Indemnified Person, is reasonably likely to materially and adversely affect the ongoing business of the Indemnified Person, (y) the claim for indemnification relates to or arises in connection with any criminal proceeding, action or indictment, or (z) the Indemnified Person reasonably concludes that the amount of the Third Party Claim and associated defense costs shall exceed the limits on the Indemnifying Party’s obligations under Section 8.02(b) or the Indemnifying Party’s financial resources available to defend against the Third Party Claim, then, in each such case, the Indemnified Person alone shall be entitled to defend such Third Party Claim.  If the Indemnified Person elects to exercise such right to defend such Third Party Claim, then the Indemnified Person shall notify the Indemnifying Party of such election within thirty (30) days of the later of (A) receiving the applicable Third Party Indemnification Claim Notice or (B) the occurrence of the event giving rise to the Indemnified Person’s right to make such election pursuant to clause (w), (x), (y) or (z) of this Section 8.04(a)(v).  In such event, the Indemnified Person shall instead have the right to be represented by counsel of its choice (of which it shall notify the Indemnifying Party) at the Indemnifying Party’s reasonable expense and to defend such Third Party Claim.  If the Indemnified Person elects to defend any such Third Party Claim, then (1) the Indemnified Person shall use its commercially reasonable efforts to defend such Third Party Claim, conduct such defense in a good faith and reasonably diligent manner, keep the Indemnifying Party reasonably informed of the status of such defense, and use commercially reasonable efforts to cooperate with the Indemnifying Party with respect to such defense during the course of such defense, (2) the Indemnifying Party may participate, at its own expense, in the defense of such Third Party Claim and shall be entitled to receive copies of complaints, pleadings, notices and material communications with respect to such Third Party Claim and (3) the Indemnified Person shall not, without the written consent of the Indemnifying Person (such consent not to be unreasonably withheld, conditioned or delay), enter into any Settlement of such Third Party Claim.  If the Indemnified Person does not elect to defend such Third Party Claim, then the Indemnifying Party shall then have the right to defend such Third Party Claim as described above in Section 8.04(a)(i).

(vi)Notwithstanding the foregoing, any Third Party Claims in respect of Taxes shall be governed by Section 5.08(c) rather than this Section 8.04(a).  To the extent that the provisions of this Section 8.04(a) conflict with the provisions of Section 5.08(c) or Section 5.08(i), Section 5.08(c) or Section 5.08(i) shall control, as applicable.

(b)Notification of Other Indemnification Claims.  In order for a Parent Indemnified Person to be entitled to any indemnification for claims other than as contemplated or covered by the Offset Right (although, for the avoidance of doubt, a claim tendered pursuant to the Offset Right shall suffice for all purposes even if not covered, or fully covered, by the Offset Right), such Parent Indemnified Person shall, promptly upon the discovery of the matter giving rise to any Losses, notify Holders’ Representative in writing of such Losses specifying in reasonable detail the nature of such Losses and the amounts of liability estimated to accrue therefrom (a “Non-Offset Notice”).  The failure to so notify Holders’ Representative shall not relieve any Holder from any liability that such Holder may have to Parent, except to the extent that any such Holder is materially prejudiced as a result of such failure.  Thereafter, Parent shall keep Holders’ Representative reasonably updated with respect to the status of the Losses at issue and the defense thereof.  Holders’ Representative may object to a claim for indemnification set forth in a Non-Offset Notice by delivering a notice to the Parent Indemnified Person seeking indemnification within thirty (30) days of the delivery of the Non-Offset Notice, setting forth in reasonable detail the objections to the claim.  If Holders’ Representative either notifies the applicable Indemnified Person that it does not object or does not object in writing by the end of such thirty (30)-day period, such failure to so object shall be an irrevocable acknowledgment that the Parent Indemnified Person is entitled to the full amount of the claims set forth in such Non-Offset Notice, and Holders’ Representative (as well as the Holders) shall take all necessary actions under this Agreement to effect payment in respect thereof.  If Holders’ Representative shall timely object in writing to a Non-Offset Notice, Holders’ Representative and Parent shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim within thirty (30) days after such objection.  If Holders’ Representative and Parent should so agree on a claim, a memorandum setting forth such agreement shall be prepared and signed by Holders’ Representative and Parent.  If no agreement can be reached after good faith negotiation between Holders’ Representative and Parent, either Parent (or any Parent Indemnified Person) or Holders’ Representative may initiate an Action in accordance with Sections 9.14 and 9.15 to resolve such dispute.  The decision of any such court as to the validity and amount of any claim in such Non-Offset Notice shall be binding and conclusive upon the Parties.

(c)Claims Unaffected.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification based on such representation, warranty, covenant or agreement.

(d)Surviving Company.  The Parties acknowledge and agree that if the Surviving Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any misrepresentation or inaccuracy in or breach of any representation, warranty, covenant or agreement, then (without limiting any of the rights of the Surviving Company as an Indemnified Person) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company, to have incurred Losses as a result of and in connection with such misrepresentation, inaccuracy or breach.

(e)Exclusive Remedy.  Except with respect to the provisions of Section 2.16(b), and subject to Section 9.09 and Section 5.08, without limiting the provisions of Sections 2.19 through 2.21, the Parties acknowledge and agree that the remedies provided for in this ARTICLE VIII shall be the Parties’ (other than the Holders’ Representative’s) sole and exclusive remedy with respect to any and all claims for any breach, inaccuracy, misrepresentation or nonperformance, as applicable, of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the Transactions, whether based in contract, tort, strict liability, statute, common law or otherwise.

(f)Mitigation.  The Parent Indemnified Person shall cooperate with the Indemnifying Party with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable efforts to mitigate or resolve any such claim or liability.

(g)Insurance.  The amount of any Losses taken into account for all purposes under this Article VIII shall be reduced by any amounts actually recovered by the Parent Indemnified Person under any insurance policies (less the cost of collecting such proceeds).  The Parent Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies (it being understood that the Parent Indemnified Person shall not be required to initiate any proceeding or incur any material fees, costs or fees in connection therewith).  If any such proceeds are actually received by a Parent Indemnified Person with respect to any Losses after an Indemnifying Party has made a complete payment or a partial payment of the Losses and the amount actually received from the insurer exceeds the remaining unpaid balance of such Losses, then the Parent Indemnified Person shall promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount theretofore paid by the Indemnifying Party in respect of such Losses plus the amount actually received from the insurer in respect thereof, less (ii) the full amount of such Losses (including the cost of collecting such proceeds), but not in excess of the amount theretofore paid by the Indemnifying Party.

(h)Indemnification Adjusts Purchase Price for Tax Purposes.  Each Party shall, including retroactively, treat indemnification payments under this Agreement as well as exercises of the Offset Right as adjustments to the consideration paid in the Transactions for Tax purposes to the extent permitted under applicable Law.

(i)No Subrogation.  By virtue of approving the Merger and the execution of a Consent, each Holder (on behalf of itself and each Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) shall agree not to make any claim for indemnification against any Parent Indemnified Person based on the fact that such Holder (or any Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) was a controlling person, director, Employee or agent of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to Law, a Charter Document, a Contract or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Holder (or any Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement or any other Transaction Agreement or the Transactions.  With respect to any claim brought by a Parent Indemnified Person against any Holder (or any Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) under or relating to this Agreement, any Transaction Agreement or the Transactions, each Holder (on behalf of itself and each Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) shall further expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company and all other Parent Indemnified Persons with respect to any indemnification obligation or any other liability to which such Holder (or any Person affiliated with such Holder who has served as an officer, director, employee or consultant of the Company) may become subject under or in connection with this Agreement.

(j)Specific Element of Consideration.  The indemnification obligations of the Holders in this ARTICLE VIII are, without limitation, (i) a specific element of the consideration that induced Parent to enter into this Agreement and to perform its obligations as contemplated hereby and (ii) intended to be fully enforceable on the terms provided in this ARTICLE VIII.

8.05Holders’ Representative.

(a)Appointment.  By virtue of approving the Merger and the execution of a Consent, each Holder shall irrevocably nominate, constitute and appoint each of Jonathan Whitcher and Brian Branson, acting jointly, to serve as the “Holders’ Representative” hereunder with full power of substitution, to act in the name, place and stead of the Holders for purposes of executing any documents and taking any actions that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, including, without limitation, in connection with any claim for indemnification, compensation or reimbursement under this

ARTICLE VIII.  Each of Jonathan Whitcher and Brian Brandon hereby accepts his appointment to act jointly as Holders’ Representative, and during such time as there shall be two individuals serving as the Holders’ Representative, all actions by the Holders’ Representative shall require joint action (including signatures when applicable) by such individuals.

(b)Authority.  The Holders grant to Holders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of each such Holder (in the name of any or all of the Holders or otherwise) any and all documents that Holders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Holders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.05(b).  Notwithstanding anything in any Transaction Agreement to the contrary: (i) each Indemnified Person shall be entitled to deal exclusively with Holders’ Representative on all matters relating to any claim for indemnification, compensation, reimbursement or set off (including Offset Rights) pursuant to ARTICLE VIII; and (ii) after Closing, Parent, each Parent Indemnified Person, and each Holder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Holder by Holders’ Representative and on any other action taken or purported to be taken on behalf of any Holder by Holders’ Representative as fully binding upon such Holder.  A decision, act, consent or instruction of Holders’ Representative after Closing, including an amendment, extension or waiver of this Agreement (or any provision hereof) pursuant to Section 9.04 or Section 9.05 shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders.  The Exchange Agent, Parent, Merger Sub, and the Surviving Company may rely upon any such decision, act, consent or instruction of Holders’ Representative after Closing as being the decision, act, consent or instruction of the Holders.  The Exchange Agent, Parent, Merger Sub, and the Surviving Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Holders’ Representative.

(c)Power of Attorney.  The powers, immunities and rights to indemnification granted to the Holders’ Representative hereunder: (a) are coupled with an interest and are irrevocable; (b) may be delegated by Holders’ Representative; (c) shall survive the death, incompetence, bankruptcy, dissolution or incapacity, as applicable, of each of the Holders and shall be binding on any successor thereto; and (d) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the Indemnification Holdback Amount.

(d)Replacement.  Either Person serving as a Holders’ Representative may resign at any time.  If either or both Persons serving as Holders’ Representative resigns or is otherwise unable to fulfill its responsibilities hereunder, the Holders shall (by consent of those Persons entitled, or who were entitled, to at least a majority of the Hold-Back Shares), within ten (10) days after such resignation or inability, appoint a successor to the Person who resigned as a Holders’ Representative reasonably satisfactory to Parent.  Any such successor shall succeed Holders’ Representative as Holders’ Representative hereunder.  If for any reason there is no Holders’ Representative at any time, all references herein to Holders’ Representative shall be deemed to refer to the Holders who may take action by the written consent of Persons entitled to at least a majority of any further distributions hereunder.

(e)Indemnification; Holders’ Representative Losses.  The Holders’ Representative will incur no liability of any kind with respect to any action or omission by the Holders’ Representative in connection with the Holders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Holders’ Representative’s gross negligence or willful misconduct.  The Holders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel.  The Holders will indemnify, defend and hold harmless the Holders’ Representative from and against Holders’ Representative Losses, in each case as such Holders’ Representative Loss is suffered or incurred; provided, that in the event that any such Holders’ Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Holders’ Representative, the Holders’ Representative will reimburse the Holders the amount of such indemnified Holders’ Representative Loss to the extent attributable to such gross negligence or willful misconduct.  If not paid directly to the Holders’ Representative by the Holders, any such Holders’ Representative Losses may be recovered by the Holders’ Representative from (i) the funds in the Expense Fund and (ii) the Hold-Back Cash and the Hold-Back Shares at such time as remaining amounts or shares would otherwise be distributable to the Holders; provided, that while this section allows the Holders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Holders from their obligation to promptly pay such Holders’ Representative Losses as they are suffered or incurred, nor does it prevent the Holders’ Representative from seeking any remedies available to it at law or otherwise.  In no event will the Holders’ Representative be required to advance its own funds on behalf of the Holders or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holders’ Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Holders’ Representative or the termination of this Agreement.

(f)Expense Fund.  Upon the Closing, Parent shall wire the Expense Fund Amount to the Holders’ Representative.  The Expense Fund Amount shall be held by the Holders’ Representative in a segregated account and shall be used for the purposes of paying directly or reimbursing the Holders’ Representative for any Holders’ Representative Expenses incurred pursuant to this Agreement (the “Expense Fund”).  The Holders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Holders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations.  The Holders will not receive any interest on the Expense Fund and assign to the Holders’ Representative any such interest.  As soon as reasonably determined by the Holders’ Representative that the Expense Fund is no longer required to be withheld, the Holders’ Representative shall distribute the remaining Expense Fund (if any) to the Exchange Agent and/or Parent, as applicable, for further distribution to the Holders.

ARTICLE IX

GENERAL PROVISIONS

9.01Interpretation.  The following rules shall apply to the interpretation and construction of the terms and provisions of this Agreement and the other Transaction Agreements:

(a)Provisions.

(i)When a reference is made in this Agreement or another Transaction Agreement to an “Article,” “Section,” “Exhibit” or “Schedule,” such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(iii)Whenever the words “include,” “includes,” or “including” are used in this Agreement or any other Transaction Agreement, such words shall be deemed to be followed by the words “without limitation.”

(iv)The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise expressly indicated in the accompanying text.

(v)The use of “or” is not intended to be exclusive unless otherwise expressly indicated in the accompanying text.

(vi)The defined terms contained in this Agreement or any of the other Transaction Agreements are applicable to the singular as well as the plural forms of such terms.  Reference to the masculine gender shall be deemed to also refer to the feminine gender and vice versa.

(vii)A reference to documents, instruments or agreements also refers to all addenda, exhibits or schedules thereto.

(viii)Any reference to a provision or part of a Law shall include a reference to that provision or part as it may be renumbered or amended from time to time and any successor provision or part or any renumbering or amendment thereof unless otherwise indicated herein.

(ix)References to “deliver,” “furnish,” “provided” or “made available” means that such documents or information referenced are contained, as of a date which is at least two (2) Business Days prior to the Agreement Date, in the Company’s “Clear documents” electronic data room hosted by Box Inc.

(x)When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)No Presumption.  The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall be used to favor or disfavor any Party by virtue of the authorship of any provision of this Agreement.

9.02Notices.  All notices, waivers, consents and other communications to any Party hereunder shall be in writing and shall be deemed given (i) when personally delivered, (ii) when receipt is electronically confirmed, if sent by email of a .pdf document, (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with proof of receipt or (iv) three (3) Business Days after being sent by registered or certified mail, return receipt requested and postage prepaid, in each case to the Parties at the address, or if applicable, email address following such Party’s name below or such other address or email address as such Party may subsequently designate to the other Parties by notice in accordance with this Section 9.02:

If to Parent or Merger Sub, to:

DarioHealth Corp.
142 W. 57th St., 8th Floor
New York, New York 10019

with copies (which shall not constitute notice) to:

Sullivan & Worcester, LLP
1633 Broadway
New York, New York 10019
Attention: Scott Kaufman and Ben Armour
email: skaufman@sullivanlaw.com and barmour@sullivanlaw.com

If to the Company (prior to the Closing), to:

PsyInnovations, Inc.
30 West 18th Street, No. 14B
New York, NY 10011

with a copy (which shall not constitute notice) to:

Johnson & Oshan Law PLLC
285 West Broadway, #630
New York, NY 10013
Attn: Darren Bilotto
e-mail: darren@jolaw.co

If to Holders’ Representative or the Holders (following the Closing), to:

The address set forth on the Holders’ Representative’s signature page(s) hereto.

9.03Assignment and Succession.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any of the Parties without the written consent of the other Parties, except that Parent or Merger Sub may, without the prior consent of any other Party, collaterally assign this Agreement to any lender; provided that no such assignment shall relieve the assigning Party of any of its obligations hereunder.  Any assignment of this Agreement or any of the rights, interests or obligations hereunder not permitted under this Section 9.03 shall be null and void ab initio.  Subject to the foregoing terms of this Section 9.03, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.04Amendment or Supplement.  Subject to the requirements of applicable Law, this Agreement may be amended at any time by execution of an instrument in writing identifying itself as an amendment signed, when amended prior to the Closing, by Parent, Merger Sub, and the Company and, when amended on or after the Closing, by Parent and Holders’ Representative.  For purposes of this Section 9.04, the Holders have agreed pursuant to the Consents that any amendment of this Agreement consented to by Holders’ Representative shall be binding on and enforceable against them, whether or not they have signed this Agreement or such amendment.

9.05Waivers.  No waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed by the Party against whom the waiver is to be effective.  No failure on the part of any Party in exercising any right, privilege or remedy hereunder and no delay on the part of any Party in executing any right, privilege or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right hereunder.  No notice to or demand on a Party made hereunder shall operate as a waiver of any right of the Party giving such notice or making such demand to take further action without notice or demand as permitted hereunder.

9.06Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein which form a part hereof, and the Transaction Agreements contain the entire understanding of the Parties with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior and contemporaneous, agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the Parties with respect to such subject matter (other than the Transaction Agreements).

9.07No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under this Agreement, except that after the Closing, Parent Indemnified Persons shall be third party beneficiaries for purposes of enforcing the rights granted to such Parent Indemnified Persons.  For the avoidance of doubt, no consent of any Indemnified Person shall be necessary to amend any provision of this Agreement.

9.08Remedies Cumulative.  Except as otherwise provided in this Agreement, all rights and remedies of each of the Parties shall be cumulative and the exercise of any one or more rights or remedies shall not preclude the exercise of any other right or remedy available hereunder or under applicable Law.

9.09Specific Performance.  The Parties agree that each of the Parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be compensated adequately by monetary damages alone.  Accordingly, the Parties agree that, in addition to any other remedy to which such Party may be entitled to at Law or in equity, each Party shall be entitled to temporary, preliminary and/or permanent injunctive relief or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right to compel the other Parties to cause the Transactions to be consummated on the terms and subject to conditions set forth in this Agreement) without having to prove irreparable harm or that monetary damages would be inadequate.  The Parties expressly waive any requirement under any Law that the other Parties obtain any bond or give any other undertaking in connection with any action seeking injunctive relief or specific performance of any of the provisions of this Agreement.  Each of the Parties further agrees that in the event of any action for specific performance relating to this Agreement or the Transactions, such Party shall not assert and hereby waives the defense that a remedy at Law would be adequate or that specific performance is not an appropriate remedy for any reason in Law or equity.

9.10Severability.  If a court of competent jurisdiction finds that any term or provision of the Agreement is invalid, illegal or unenforceable under any Law or public policy, the remaining provisions of the Agreement shall remain in full force and effect if the economic and legal substance of this Agreement and the Transactions shall not be affected in any manner materially adverse to any Party.  Any such term or provision found to be illegal, invalid or unenforceable only in part or in degree shall remain in full force and effect to the extent not invalid, illegal or unenforceable.  Upon the determination that any term or provision is invalid, illegal or unenforceable, the Parties intend that such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable Law and compatible with the consummation of the Transactions as originally intended.

9.11Costs and Expenses.  Except as otherwise specified herein, whether or not the Transactions are consummated, each Party shall pay all costs and expenses it has incurred in connection with this Agreement and the Transactions.

9.12Time of Essence.  The Parties acknowledge that the Outside Date specified in Section 7.01(b) is essential and therefore agree that no Party wishing to terminate this Agreement in accordance with Section 7.01(b) shall be required to extend the Outside Date to allow any other Party to satisfy any condition or perform any obligation under this Agreement.

9.13Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original copy of this Agreement and all of which, when taken together, shall constitute one instrument.  The exchange of copies of this Agreement and manually executed signature pages by transmission by email of a .pdf of a handwritten original signature or signatures to the other Parties shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes.  The signature of a Party transmitted by electronic means shall be deemed to be an original signature for any purpose.

9.14Governing Law.  This Agreement and all claims or causes of action (whether sounding in contract or tort) arising under or related to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of Delaware, without regard to any rule or principle that might refer the governance or construction of this Agreement to the Laws of another jurisdiction.

9.15Exclusive Jurisdiction; Venue; Service of Process.  In any action or proceeding between any of the Parties arising under or related to this Agreement, the other Transaction Agreements or the Transactions, each of the Parties (i) knowingly, voluntarily, irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state or federal courts located in the City and County of New York City, New York, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts, (ii) agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 9.15, (iii) waives any objection to the laying of venue of any such action or proceeding in such courts, including any objection that any such action or proceeding has been brought in an inconvenient forum or that the court does not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.02.  The Parties agree that any Party may commence a proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.16WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * *

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

PSYINNOVATIONS, INC.

By:	/s/ Ritvik Singh
	Name:	Ritvik Singh
	Title:	President

DARIOHEALTH CORP.

By:	/s/ Richard Anderson
	Name:	Richard Anderson
	Title:	President & General Manager North America

WF MERGER SUB, INC.

By:	/s/ Richard Anderson
	Name:	Richard Anderson
	Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HOLDERS’ REPRESENTATIVE

Jonathan Whitcher

/s/ Jonathan Whitcher
(signature)

Contact Information:
E-mail:
Address:

Brian Branson

/s/ Brian Branson
(signature)

Contact Information:
E-mail:
Address: